INTERTAPE POLYMER GROUP INC.

ANNUAL INFORMATION FORM

For the Year ended December 31, 2009

Dated: March 26, 2010

INTERTAPE POLYMER GROUP INC.

ANNUAL INFORMATION FORM

Table of Contents

Page

Item 1.

Corporate Structure

4

1.1

Date of Information

4

1.2

Currency

4

1.3

Name, Address and Incorporation

4

1.4

Intercorporate Relationships

4

Item 2.

General Development of the Business

6

2.1

General Three Year History

6

2.2

Credit/Debt Information

10

2.3

Significant Acquisitions

12

Item 3.

Narrative Description of the Business

12

3.1

General

12

3.2

Products, Markets and Distribution

13

3.2.1

Tapes and Films Division

13

3.2.2

Engineered Coated Products Division

17

3.3

Sales and Marketing

20

3.3.1

Tapes and Films Division

20

3.3.2

Engineered Coated Products Division

21

3.4

Manufacturing and Quality Control

21

3.4.1

Tapes and Films Division

21

3.4.2

Engineered Coated Products Division

22

3.5

Equipment and Raw Materials

22

3.5.1

Tapes and Films Division

22

3.5.2

Engineered Coated Products Division

23

3.6

Research and Development and New Products

23

3.6.1

Tapes and Films Division

23

3.6.2

Engineered Coated Products Division

25

3.7

Trademarks and Patents

25

3.8

Competition

26

3.9

Environmental Initiatives and Regulation

26

3.9.1

Initiatives

26

3.9.2

Regulations

27

3.10

Employees

29

Item 4.

Cautionary Statements and Risk Factors

29

4.1

Forward-Looking Statements

29

4.2

Risk Factors

31

Item 5.

Dividends

39

Item 6.

General Description of Capital Structure

40

6.1

General Description of Capital Structure

40

6.2

Ratings

41

Item 7.

Market For Securities

42

7.1

Trading Prices and Volume on the Toronto Stock Exchange

42

7.2

Trading Prices and Volume on the New York Stock Exchange

42

Item 8.

Escrowed Securities

43

Item 9.

Directors and Officers

43

9.1

Name, Occupation and Security Holding

43

9.2

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

45

Item 10.

Legal Proceedings

46

Item 11.

Interest of Management and Others in Material Transactions

46

Item 12.

Transfer Agents and Registrars

47

Item 13.

Material Contracts

47

Item 14.

Experts

48

14.1

Name of Experts

48

14.2

Interests of Experts

48

Item 15.

Additional Information

48

Item 16.

Audit Committee

48

16.1

Audit Committee Charter

48

16.2

Composition of the Audit Committee

49

16.3

Relevant Education and Experience

49

16.4

Pre-Approved Policies and Procedures

49

16.5

External Auditor Services Fees

49

Exhibit “A”

Audit Committee Charter

51

Item 1. Corporate Structure

1.1

Date of Information

The information provided herein is as of December 31, 2009, unless indicated otherwise.

1.2

Currency

All dollar amounts contained herein are stated in U.S. dollars unless designated otherwise.

1.3

Name, Address and Incorporation

The business of Intertape Polymer Group Inc. (“Intertape Polymer Group” or the “Company”) was established when Intertape Systems Inc., a predecessor of the Company, established a pressure-sensitive tape manufacturing facility in Montreal.  Intertape Polymer Group was incorporated under the Canada Business Corporations Act on December 22, 1989 under the name “171695 Canada Inc.”  On October 8, 1991, the Company filed a Certificate of Amendment changing its name to “Intertape Polymer Group Inc.”  A Certificate of Amalgamation was filed by the Company on August 31, 1993, at which time the Company was amalgamated with EBAC Holdings Inc.  The shareholders, at the Company’s June 11, 2003 annual and special meeting, voted on the replacement of the Company’s By-Law No. 1 with a new General By-Law 2003-1. The intent of the replacement by-law was to conform the Company’s general by-laws with amendments that were made to the Canada Business Corporations Act since the adoption of the general by-laws and to simplify certain aspects of the governance of the Company.  On August 6, 2006, the Company filed a Certificate of Amendment to permit the Board of Directors of the Company to appoint one or more additional directors to hold office for a term expiring not later than the close of the next annual meeting of the Company’s shareholders, so long as the total number of directors so appointed does not exceed one-third of the number of directors elected at the previous annual meeting of the shareholders of the Company.

Intertape Polymer Group’s corporate headquarters are located at 9999 Cavendish Blvd., Suite 200, Ville St. Laurent, Québec, Canada  H4M 2X5 and the address of its registered office is 1250 René-Lévesque Blvd. West, Suite 2500, Montreal, Québec, Canada  H3B 4Y1, c/o Heenan Blaikie LLP.

1.4

Intercorporate Relationships

Intertape Polymer Group is a holding company which owns various operating companies in the United States, Canada, and internationally.  ECP L.P., an Ontario limited partnership, is the principal operating company for the Company’s Canadian operations.  Intertape Polymer Corp., a Delaware corporation, is the principal operating company for the Company’s United States and international operations.

The table below lists for each of the subsidiaries of the Company their respective place of incorporation or constitution, as the case may be, and the percentage of voting securities beneficially owned or over which control or direction is exercised directly or indirectly by Intertape Polymer Group.

Corporation	Place of Incorporation or Constitution	Percentage of Ownership or Control
Intertape Polymer Inc.	Canada	100%
ECP GP II Inc.	Canada	100%
ECP L.P.	Province of Ontario	100%
Spuntech Fabrics Inc.*	Canada	100%
IPG Financial Services Inc.**	Delaware	100%
Intertape Polymer Corp.	State of Delaware	100%
Intertape Woven Products, S.A. de C.V.	Mexico	100%
Intertape Woven Products Services S.A. de C.V.	Mexico	100%
IPG Holdings LP*	State of Delaware	100%
Polymer International Corp.*	Virginia	100%
IPG (US) Inc.	State of Delaware	100%
IPG (US) Holdings Inc.	State of Delaware	100%
Intertape Polymer US Inc.	State of Delaware	100%
Fibope Portuguesa-Filmes Biorientados S.A.	Portugal	100%

*

Dormant

**

Dormant/Dissolved effective 12/31/2009

Unless the context otherwise indicates, the “Company” or “Intertape Polymer Group” include all of the subsidiaries of the Company.

Item 2.

 General Development of the Business

2.1

General Three Year History

Overview of prior periods

The Company commenced operations in 1981 and since has evolved into a recognized leader in North America in the development and manufacture of tapes, films and engineered coated and laminated products.  Intertape Polymer Group is the second largest tape manufacturer in North America, the leader in the markets for many engineered coated products, and a significant producer of films in the North American industry.  For several years, Intertape Polymer Group’s business strategy was primarily one of growth.  Commencing in the mid-1990’s, the Company made several strategically important acquisitions to further its business plan.

Following this period of rapid expansion through acquisitions, the Company entered a period of integration, cost reduction, and facility consolidation. The Company focused on implementing improvements aimed both at realizing the benefits of past acquisitions and optimizing the Company’s cost base, the quality of its products and the cost and effectiveness of its supply chain operations.

2007

In October 2006, the Board of Directors decided to explore what strategic alternatives may be available to the Company to enhance shareholder value.  TD Securities Inc. was engaged to work with the Board of Directors and Management in this strategic alternatives review process.  As a result, in May 2007, the Company announced that it had entered into an agreement for an indirect wholly-owned subsidiary of Littlejohn Fund III, L.P. to acquire all of Intertape Polymer Group’s outstanding common shares (the “Arrangement”).  At the annual and special meeting of shareholders, the Arrangement was rejected by the shareholders of the Company by a vote of almost seventy percent.  In addition, the shareholders elected a new Board of Directors, which included the Company’s founder, Melbourne F. Yull, who had retired the year before, and a former director of the Company, Eric Baker, who was named Chairman.  Mr. Yull was named Executive Director.

On August 8, 2007, the Company successfully amended its Senior Secured Credit Facility (“Facility”) to accommodate the costs of the strategic alternatives review process in the calculation of its financial covenants.  The amendment reduced the maximum amount the Company could borrow under the revolving credit line under the Facility (“Revolving Credit Facility”) from $75.0 million to $60.0 million and increased the loan margin under the entire Facility, both the Term Loan B and the Revolving Credit Facility by 150 basis points to a range of 325 to 425 basis points determined by a pricing grid. Additionally, the Company paid an amendment fee to its lenders of approximately $2.3 million to be amortized over the remaining term of the Facility.

In furtherance of the new Board of Directors’ plan to strengthen the financial position of Intertape Polymer Group, the Company made a rights offering to its shareholders under which each shareholder of record at the close of business on August 23, 2007 was entitled to one right for every common share then held.  1.6 rights entitled the holder to purchase one common share of the Company at a price of CDN$3.61, or for subscribers resident in the United States, US$3.44.  In connection with the rights offering, Intertape Polymer Group also entered into Standby Purchase Agreements with three of its principal shareholders and four of its senior officers and one former officer, pursuant to which each agreed to exercise all of their rights and to purchase certain of the common shares that were not otherwise subscribed for in the rights offering.  The Company raised total proceeds of approximately US$62.9 million in its rights offering and issued 17,969,388 common shares.  Intertape used the net proceeds of US$60.9 million to reduce its Term Loan B bank debt.

2008

As a result of the downturn in the economy during 2008, the Company made several strategic moves so it would be positioned to effectively deal with the economic uncertainty.  In the short term, the Company was proactive and implemented several cost savings measures, including reductions in workforce, reductions in pay for salaried employees, shortened work weeks for hourly employees, streamlining plant operations, and eliminating third-party service providers.  The Company also developed a strategic long term plan which it believed would permit the Company to withstand the downturn of the economy.

As a first step, with a view towards reducing financial expenses, on March 27, 2008 the Company successfully refinanced its existing Facility with a $200.0 million Asset-Based Loan (“ABL”) entered into with a syndicate of financial institutions.  The amount of borrowings available to the Company under the ABL is determined by its applicable borrowing base from time to time.  The borrowing base is determined by calculating a percentage of eligible trade accounts receivable, inventories, machinery and equipment.  At closing, after repaying the remaining balance of the Facility, the Company had cash and undrawn revolver of approximately $35.4 million.  The ABL is priced at libor plus a loan margin determined from a pricing grid. The loan margin declines as unused availability increases.  The loan margin ranges from 1.50% to 2.25%, however, through September 2008, the applicable loan margin was fixed at 1.75%.  Unlike the Facility, the ABL contains only one financial covenant, a fixed charge coverage ratio of 1.0 to 1.0, which becomes effective only when unused availability drops below $25.0 million.  Under the refinancing agreement, the Company’s unencumbered real estate is subject to a negative pledge in favour of the ABL lenders; however, the Company retains the ability to secure financing on all or a portion of its owned real estate and have the negative pledge of the ABL lenders subordinated to up to $35.0 million of real estate mortgage financing.  The Company also settled two interest rate swaps that the Company entered into in June and July 2005 hedging interest rates for the Facility.  Financial expenses for 2008 were $19.8 million, a decline of 42% from 2007.

On September 29, 2008, the Company obtained a $1.8 million mortgage loan on its real estate located in Bradenton, Florida.  The mortgage is for a period of 20 years bearing interest at a rate of 7.96%, adjusting every three years to a 3.55% spread over the 10-year Interest Rate

Swap published in the Daily Release of the Federal Reserve.  All of the Company’s other real estate is presently unencumbered.

In September and October, 2008, to hedge interest rates for the ABL, the Company entered into interest rate swap agreements for a notational amount of $40 million maturing in September 2011, and $30 million which matured in October 2009.  Under the terms of these interest rate swap agreements, the Company receives (or received) on a monthly basis, a variable interest rate and pays (or paid) a fixed interest rate of 3.35% and 2.89%, respectively, plus the applicable premium on its ABL.

Prior to 2008, the Company did not use derivative financial instruments to reduce its exposure to foreign currency risks as historically these risks have not been significant.  In accordance with the Company’s foreign exchange rate risk policy, in November 2008, the Company entered into a series of thirty-six monthly forward foreign exchange rates contracts to purchase an aggregate CDN$40.0 million which began in February 2009 at fixed exchange rates ranging from CDN$1.1826 to CDN$1.12808 to the U.S. Dollar.

In August, 2008, Intertape Polymer Group announced that the Toronto Stock Exchange (“TSX”) had approved the Company’s normal course issuer bid pursuant to which the Company was entitled to repurchase for cancellation up to 2,947,817 common shares over the twelve-month period commencing August 28, 2008 and ending on August 27, 2009.  The Company repurchased 5,298 common shares pursuant to the normal course issuer bid, which were canceled.

In September 2008, the Company acquired the exclusive North American rights to a pending patent with respect to an automatic wrapping system.  The system is designed to automate the process of wrapping packages of up to 60 feet in length.  The technology targets industries such as wood products, which are traditionally wrapped manually due to the unique and varied size requirements.  In addition to the distribution rights, the Company also acquired wrapping machines and existing customer contracts for a total consideration of $5.5 million.  In connection with the distribution rights, the Company committed to distribute and sell manufacturing machines and technology and attain specific thresholds over a 61-month period terminating in September 2013.  However, if the machines do not attain certain market acceptance parameters, the Company has the right to renegotiate its commitment on terms acceptable to it, or the commitment will be released.  Distributions and sales have been below expectations but Management believes this is as a result of the economic slowdown.

During the third quarter of 2008, the Company’s wholly-owned Portuguese subsidiary, Fibope Portuguesa-Filmes Biorientados S.A. (“Fibope”), entered into a long-term loan bearing interest at a rate of Euribor plus a premium of 125 basis points.  Payments of interest only are due for the first two years followed by eight semi-annual principal payments.  As of December 31, 2008, $7.7 million had been borrowed.

2009

During 2009, the Company implemented its long term strategic plan in an effort to mitigate the impact of the global economic downturn on the Company.  The Company’s strategy was to deal with the situation proactively by taking several cost reduction measures, opening new market channels, the development and sales of new products, and productivity improvements.  In addition, a key element of the Company’s strategy was and continues to be cash management.

The challenges to the industry persisted throughout 2009.  Raw material prices fluctuated with propylene-related raw material costs rising significantly and resin based raw material costs dropping, both of which resulted in intense pricing pressure, no pricing power and significantly impacted selling prices.  Also, the North American residential housing market remained soft throughout the year which caused the supply chain supporting this market to carry excess inventories significantly reducing product demand.

Although the struggling economy has affected sales, the initiatives taken by the Company throughout 2009 have enabled the Company to somewhat soften its impact.  The Company’s new products are attracting attention in the market.  An increased focus on cash management has been a factor in increased cash flows.  Also, as a part of the Company’s objectives to lower costs, enhance customer order fulfillment and optimize inventory investment, during the fourth quarter, the Company made the decision to consolidate the operations of its manufacturing facility located in Hawkesbury, Ontario, into the Company’s manufacturing facility located in Truro, Nova Scotia.

In January 2009, the Company received a notice from the New York Stock Exchange (the “Exchange”) that it was not in compliance with the Exchange’s listing standards because the 30-trading day average closing price of the Company’s common shares dropped below $1.00, which the Company believes was as a result of several factors, most of which were related to the downturn in the economy.  The Company had six months to cure the deficiency, however due to the then current economic conditions, the Exchange temporarily suspended its $1.00 minimum price requirement.  The Company notified the Exchange that it intended to cure the deficiency and, in fact, the price of the Company’s common stock rose above $1.00 and continued to trade above $1.00 per share until the Company’s common shares were voluntarily delisted from the Exchange.  The Company, however, concluded that the overall trading volume of the Company’s common shares was not sufficient to justify listing on two exchanges so the Company delisted its stock from the Exchange effective December 3, 2009.  The delisting from the Exchange did not constitute a default under the Company’s ABL or Indenture governing the Company’s Senior Subordinated Notes and did not affect the Company’s operations or change its reporting requirements with the U.S. Securities and Exchange Commission.  The Company’s shares of common stock continue to be traded on the TSX.  The Company continues to be subject to the federal laws of Canada, the jurisdiction in which the Company is incorporated, as well as Canadian securities laws and corporate governance rules applicable to Canadian publicly listed companies, including the rules of the TSX.

On November 12, 2009, the Company named Bernard J. Pitz as its new Chief Financial Officer.  Mr. Pitz brings with him almost twenty years of experience serving as a Chief Financial Officer and in other executive capacities.  He holds a B.S. and M.B.A. from Northern Illinois University and University of Chicago, respectively.

During the fourth quarter of 2009, the Company repurchased certain of its Senior Subordinated Notes with a face value of $6.3 million resulting in the reduction of the total face value of outstanding Senior Subordinated Notes governed by the Company’s Indenture from $125.0 million to $118.7 million.  The repurchase also reduced the Company’s annual interest expense by $0.5 million.

The Company utilizes significant net assets in its Canadian operations and to a lesser degree, in its European self-sustaining foreign operations.  Changes in the exchange rates between the respective functional currencies of these operations and the Company’s U.S. Dollar reporting currency will result in significant fluctuations in the net assets of these operations in U.S. Dollar terms.  Further, the Company is subject to foreign exchange rate risk through transactions conducted by its Canadian, U.S. and European operations, which are conducted in currencies other than the functional currency of the entities earning the revenues or incurring the expenses.  Accordingly, in November and December 2008, pursuant to the Company’s foreign exchange rate risk policy, the Company entered into a series of 36 monthly forward foreign exchange rate contracts to purchase an aggregate CDN$40.0 million beginning in February 2009, at fixed foreign exchange rates ranging from CDN$1.1826 to CDN$1.2808 to the U.S. Dollar.  In September 2009, the Company executed a series of twelve new monthly forward foreign exchange rate contracts to purchase an aggregate CDN$20.0 million beginning in February 2010, at fixed foreign exchange rates ranging from CDN$1.0934 to CDN$1.0952 to the U.S. Dollar.  It is believed that these twelve contracts will mitigate the Company’s foreign exchange rate risk associated with a portion of anticipated monthly inventory purchases of the Company’s U.S. self-sustaining foreign operations that are to be settled in Canadian dollars.  The Company continues to evaluate the use of similar forward foreign exchange rate contracts to cover additional inventory purchases undertaken by the Company’s U.S. self-sustaining foreign operations.

In addition, the Company is exposed to interest rate risk primarily through its long-term debt.  As indicated above, the Company entered into two interest rate swap agreements.  The agreement with a notional value of $30.0 million matured in October 2009.  The Company currently has approximately $80.0 million of floating long-term debt which it continues to evaluate as to whether converting all or a portion of this floating rate debt to fixed debt is in its best interest.

2.2

Credit/Debt Information

Indebtedness

During 2007, the Company reduced its long term debt by $76.5 million.  The payments in 2007 included a $60.9 million reduction as a result of the application of the net proceeds of the rights offering and a $15.6 million principal payment from “2006 excess cash flow” as required under the Facility.  As of December 31, 2007, the Company had no outstanding draws under its Revolving Credit Facility.

In 2008, the Company increased its total indebtedness by $8 million.  The increase was primarily from $7.7 million in borrowings by Fibope, the Company’s Portuguese subsidiary, a portion of which was used to repay long-term notes the Company had made to Fibope.

In 2009, the Company reduced its total indebtedness by approximately $34.4 million.  The decrease was as a result of effective working capital management which provided additional cash for debt repayments.

Facility and Senior Subordinated Notes

On July 28, 2004, the Company entered into the Facility consisting of a US$200.0 million seven-year delayed draw Term Loan B facility, a US$65.0 million five-year Revolving Credit Facility, and a US$10.0 million five-year revolving credit facility to be issued in Canadian dollars.  Further, on July 28, 2004, the Company completed an offering of US$125.0 million 8-½% Senior Subordinated Notes due 2014.

The credit agreement governing the Facility and the Indenture governing the outstanding Senior Subordinated Notes each contain restrictive covenants that, among other things, limited the Company’s ability to incur additional indebtedness, make restricted payments, make loans or advances to subsidiaries and other entities, invest in capital expenditures, sell its assets or declare dividends. In addition, under its Facility, the Company was required to maintain certain financial ratios, including a maximum total leverage ratio, a minimum interest coverage ratio and a minimum fixed charge ratio.

In August, 2007, the Company amended its Facility to permit the add back of certain one-time charges incurred in connection with the proposed acquisition of all of the common shares of the Company by an indirectly wholly-owned subsidiary of Littlejohn Fund III, L.P., the strategic alternatives review process.  The amendment also reduced the maximum amount the Company could borrow under the Revolving Credit Facility from $75 million to $60 million and increased the loan premium for both the Term B Loan and the Revolving Credit Facility by 150 basis points.

ABL

Intertape Polymer Group and certain of its subsidiaries refinanced its Facility on March 28, 2008.  The Company’s ABL is an asset-based revolving loan not to exceed $200 million.  The ABL is secured by a first priority security interest in substantially all of the tangible and intangible assets of, and is guaranteed by, the Company and substantially all of its U.S. and Canadian subsidiaries.  The proceeds from the refinancing were used to repay the Company’s existing Facility, accrued interest and transaction fees and provide cash for general working capital purposes.  The Company’s Senior Subordinated Notes remain outstanding, except as noted above.

For additional information regarding the Company’s ABL and Senior Subordinated Notes, see Item 13, “Material Contracts”.

2.3

Significant Acquisitions

The Company made no significant acquisitions during 2009 for which disclosure is required under Part 8 of National Instrument 51-102 – Continuous Disclosure Obligations.  In September 2008 the Company acquired the exclusive North American rights to a pending patent with respect to an automatic wrapping system which is designed to automate the process of wrapping packages up to 60 feet in length.  Along with the distribution rights, the Company also acquired wrapping machines and existing customer contracts for a total consideration of $5.5 million.  The technology targets industries such as wood products and complements the Company’s products offerings and customer base as part of its Engineered Coated Products (“ECP”) Division.  The system will offer substantial savings to many industries and the Company feels it now has the potential to expand its presence in these markets.

Historically, acquisitions have played a significant role in the Company’s strategy for growth and entry into new product markets.  The Company’s last significant acquisition was closed on October 5, 2005, when Intertape Polymer Group’s wholly owned subsidiary, Intertape Polymer Inc., for an aggregate consideration of approximately $30.0 million (after purchase price adjustments which occurred in 2006), acquired all of the issued and outstanding shares of Flexia Corporation Ltd., being the body corporate that resulted from the amalgamation of Flexia Corporation and Fib-Pak Industries, Inc. These companies produce a wide range of engineered coated and laminated products, and polypropylene fabrics, and this production was complementary to the Company’s existing coated products business based in Truro, Nova Scotia, as well as its FIBC business. The Company believes that this acquisition increased its market share in certain product groups and provided the Company with an enhanced geographic proximity to its customers and suppliers.

Item 3. Narrative Description of the Business

3.1

General

Intertape Polymer Group is a leader in the specialty packaging industry.  Management believes the Company is the second largest manufacturer of tape products in North America and is recognized for its development, manufacture and sale of adhesive tapes, specialty tapes, plastic packaging films, and engineered coated products for use in industrial and retail applications.  The Company’s products include carton sealing tapes, including Intertape® pressure-sensitive and water-activated tapes; industrial and performance specialty tapes, including masking, duct, electrical and reinforced filament tapes; Exlfilm® shrink film; Stretchflex® stretch wrap, and engineered coated fabric products.

The Company has approximately 1,969 employees with operations in 16 locations, including 13 manufacturing facilities in North America and one in Europe.

Intertape Polymer Group has assembled a broad range of products by leveraging its manufacturing technologies, its research and development capabilities, global sourcing expertise and its strategic acquisition program.  Since 1995, the Company has made a number of strategic acquisitions in order to offer a broader range of products to better serve its markets.  The Company’s extensive product line permits Intertape Polymer Group to offer tailored solutions to a wide range of end-markets including food and beverage, consumer, industrial, building and construction, oil and gas, water supply, automotive, medical, agriculture, aerospace and military applications.

The Company has two operating segments that are reportable segments as those terms are used in the Canadian Institute of Chartered Accountants Handbook, Tapes and Films and ECP.

3.2

Products, Markets and Distribution

3.2.1

Tapes and Films Division

The Company manufactures a variety of specialized polyolefin plastic and paper based products, as well as complementary packaging systems for use in industrial and retail applications. These products include Intertape® pressure sensitive and Central™ water-activated carton sealing tapes; industrial and performance specialty tapes including paper, duct, electrical and reinforced filament tapes; Exlfilm® shrink film and StretchFLEX® stretch wrap.

The Company’s tape and film products are manufactured and sold under Intertape brands including Intertape®, Central™, Exlfilm® and StretchFLEX® to industrial distributors and retailers, and are manufactured for sale to third parties under private brands.

During August 2009, the Company reaffirmed its commitment to the alternative energy industry by announcing plans to continue the development of additional products for its current portfolio designed for wind, solar, geothermal and biofuel generation markets.  The Company’s stated goal is to be single source dedicated to the ongoing development of performance tapes and films that are an integral part of powering the alternative energy market.

During September 2009, the Company announced the launch of a new product line of aluminum foil tapes to address the industrial, HVAC, aerospace, appliance, and transportation industries, the most significant markets in this category.  This product line aligns with the strategic direction of the Company to leverage its expertise at the operations and customer level.

In September 2008, the Company reopened its Brighton, Colorado, facility which is the site of the Company’s new in-house solvent coater.  The coater will support the low cost manufacture of products.  The added capacity will permit growth of existing products and increase the Company’s ability to rapidly and cost-effectively bring to market new products developed by the Company.

During the third quarter of 2008, the Company introduced the first product in its low environmental impact line (“Lili™”), a biodegradable film for its iCusion™ air pillow protective packaging product.  The goal of Lili™ is to reduce the impact of Intertape Polymer Group and its customers on the environment.

For the years ending December 31, 2009, and December 31, 2008, tapes and films accounted for 83% and 80%, respectively, of the Company’s sales.

The Company’s tape and film products consist of four main product groups:  (A) carton sealing tapes, (B) industrial and specialty tapes, (C) films and (D) protective packaging.

A.

Carton Sealing Tapes

Carton sealing tapes are sold primarily under the Intertape® and Central™ brands to industrial distributors and leading retailers, as well as to third parties under private brands. Management believes Intertape Polymer Group is the only company worldwide that produces carton sealing tapes using all four adhesive technologies: hot melt, acrylic, natural rubber and water-activated. The Company also sells the application equipment required for the dispensing of its carton sealing tapes.

Hot Melt Tape

Hot melt carton sealing tape is a polypropylene film coated with a synthetic rubber adhesive which offers a wide range of application flexibility and is typically used in carton sealing applications.  Primary competitors are 3M Co., Shurtape Technologies LLC and Vibac Group.

Acrylic Tape

Acrylic carton sealing tape is a polypropylene film coated with an aqueous, pressure sensitive acrylic adhesive which is best suited for applications where performance is required within a broad range of temperatures from less than 40oF(4°C) to greater than 120oF(49°C).  Primary competitors are 3M Co. and Sekisui TA Industries, LLC.

Natural Rubber Tape

Natural rubber carton sealing tape is a polypropylene film coated with natural rubber adhesive and is unique among the carton sealing tapes because of its aggressive adhesion properties.  This tape is ideally suited for conditions involving hot, dusty, humid or cold environments.  Typical uses include moving and storage industry applications, as well as packaging and shipping.  The primary competitors are Evotape SpA of Italy and Monta of Germany.

Water Activated Tape

Water-activated carton sealing tape is typically manufactured using a filament reinforced kraft paper substrate and a starch based adhesive that is activated by water. Water-activated tape is used primarily in applications where a strong mechanical bond or tamper evidence is required.

Typical end-use markets include fulfillment centers, mail order operations, furniture manufacturers and the apparel industry.  Primary competitors are The Crowell Corp. and Holland Manufacturing Co. Inc.

B.

Industrial & Specialty Tapes

The Company produces eight primary industrial and specialty products: paper tape, flatback tape, duct tape, filament tape, stencil products, electrical tape, double-coated tape, and foil tape.

Paper Tape

Paper tape is manufactured from a crepe paper substrate coated with a natural rubber or a synthetic rubber adhesive. Paper tape is used for a variety of performance and general purpose end-use applications. Product applications include paint masking (consumer, contractor, automotive, aerospace and marine), splicing, bundling/packaging, and general light duty applications.  Primary competitors of the Company for this product are 3M Co., Shurtape Technologies, LLC, and tesa tape inc.

Flatback Tape

Flatback tape is manufactured using a smooth kraft paper substrate coated with a natural rubber/SIS blended adhesive. Flatback tape is designed with low elongation and is widely used in applications such as splicing where the tape should not be distorted.  Typical applications for flatback tape include printable identification tapes, label products and carton closure.  Primary competitors of the Company for this product are Shurtape Technologies, LLC, and 3M Co.

Duct Tape

Duct tape is manufactured from a polyethylene film that has been reinforced with scrim and coated with natural/synthetic rubber blend adhesive or speciality polymer adhesives. Duct tape is primarily used by general consumers for a wide range of applications. Duct tapes are also used in maintenance, repair and operations, in the heating, ventilation and air conditioning markets, construction and in the convention and entertainment industries.  Primary competitors of the Company for this product are Berry Plastics Corp., 3M Co. and Shurtape Technologies, LLC.

Filament Tape

Filament tape is a film or paper adhesive tape with fiberglass strands or polyester fibers embedded in the adhesive to provide high tensile strength. Primary applications for filament tape include appliance packing, bundling and unitizing, and agricultural applications.  Primary competitors of the Company for this product are 3M Co., TaraTape, Inc. and Shurtape Technologies, LLC.

Stencil Products

Stencil products are manufactured from a calendared natural/synthetic rubber blended substrate with an acrylic adhesive. Stencil products are used in applications within the sign and monument manufacturing markets to protect a surface where sandblasting is required.  The Company’s primary competitor for these products is 3M Co.

Electrical and Electronic Tapes

Electrical and electronic tapes are manufactured from a number of different substrates, including paper, polyester, glass cloth and a variety of adhesive systems that include rubber, acrylic and silicone adhesives. Electrical and electronic tapes are Underwriters Laboratories (UL) approved and engineered to meet stringent application specifications.  Primary competitors of the Company for this product are 3M Co., Permacel, and Saint-Gobain Performance Plastics.

Double-Coated Tapes

Double-coated tapes are manufactured from a paper, foam, or film substrate and are coated on both sides with a variety of adhesive systems. Double-coated tapes also use a release liner made from paper or film that prevents the tape from sticking to itself. Double-coated tapes are typically used to join two dissimilar surfaces.  The Company’s double-coated tape products are used in the manufacture and regripping of golf clubs, with smaller sales to the carpet installation and the graphics industries.  Primary competitors of the Company for this product are 3M Co., Avery Dennison Corp., tesa tape, inc., and Scapa Group plc.

Foil Tapes

Foil tapes are manufactured using aluminum and a variety of adhesive systems.  The shiny, UV resistant foil backing offers an enhanced appearance, excellent reflective and flame retardant properties, and remains flexible to resist cracking and lifting around irregular or curved surfaces.  These tapes have application in various industries including aerospace, transportation, HVAC and industrial.  Primary competitors of the Company for this product are 3M Co., Berry Plastics and Avery Dennison Corp.

C.

Films

The Company primarily produces two film product lines: Exlfilm® shrink film and StretchFLEX® stretch wrap.

Exlfilm® Shrink Film

Exlfilm® shrink film is a specialty plastic film which shrinks under controlled heat to conform to a package’s shape. The process permits the over-wrapping of a vast array of products of varying sizes and dimensions with a single packaging line. Exfilm® is used to package paper products, consumer products such as bottled water, toys, games, sporting goods, hardware and housewares and a variety of other products.  In 2009, the Company introduced Exlfilm™ OXO, an oxo-biodegradable shrink film.  Primary competitors of the Company for this product are Sealed Air Corp. and Bemis Co. Inc.

Intertape Polymer Group entered the European shrink film market through its investment in Fibope in April 1995. The Company initially purchased a 50% equity interest in Fibope, acquiring the remaining 50% equity stake in July 2003 to serve as a platform to penetrate European and African markets with other products of the Company. Fibope operates as an autonomous unit within Intertape Polymer Group.

Fibope produces a full range of shrink film products for sale in the European Community. Raw materials are primarily sourced within Europe, with multiple sources utilized to ensure stability of supply and a competitive price environment.

StretchFLEX® Stretch Wrap

Stretch wrap is a single or multi-layer plastic film that can be stretched without application of heat. It is used industrially to wrap pallets of various products ensuring a solid load for shipping.

The Company uses state-of-the-art multi-layer technology for the manufacturing of  its StretchFLEX® stretch wrap. This technology has allowed the Company to focus on the introduction of a high performance product while reducing manufacturing costs. The Company introduced Genesys™ in 2005, Fortress™ in 2007, and Prolite™ in 2008, which are light gauge high performance films created for wrapping irregularly shaped packages.  In 2009, the Company introduced StretchFlex® Primary competitors of the Company for these products include Sigma Plastics Group, Berry Plastics Corp., Pliant Corp. and AEP Industries, Inc.

D.

Protective Packaging

Air Pillows

Air pillows are manufactured from polyethylene film and are inflated at the point of use with an air pillow machine.  The Company markets both traditional polyethylene, as well as oxo-biodegradable, air pillow products.  Also, as mentioned above, the Company has added a biodegradable film to its iCusion™ air pillow protective packaging products.  Air pillows are used as packaging material for void fill and cushioning applications.  Typical end-use markets for air pillows include fulfillment houses, contract packagers, and mail order pharmacies.  Primary competitors of the Company for this product are Pregis Corp., Sealed Air Corp., Storopack, Inc., Free-Flow Packaging International Inc. and Polyair Inter Pack Inc.

3.2.2

Engineered Coated Products Division

The Company is a North American leader in the development and manufacture of innovative industrial packaging, protective covering, barrier and liner products utilizing engineered coated polyolefin fabrics, paper and other laminated materials.  Its products are sold primarily direct to end-users in a wide number of industries including lumber, construction, food, paper, and agriculture.

On October 5, 2005, Intertape Polymer Inc., a subsidiary of the Company, acquired all of the issued and outstanding shares of Flexia Corporation Ltd., being the body corporate that resulted from the amalgamation of Flexia Corporation and Fib-Pak Industries, Inc.  The businesses of such companies are now operating under a wholly-owned limited partnership, ECP L.P.  ECP L.P. is a producer of a wide range of engineered coated and laminated products with facilities located in Langley, British Columbia, and Brantford, Ontario.  Primary competitors of the Company for these products are Interwrap, Inc. and Alpha Pro Tech, Ltd.

The Company’s ECP are categorized in six markets:  (A) building and construction, (B) agro-environmental, (C) consumer packaging, (D) specialty fabrics, (E) industrial packaging, and (F) FIBCs.  For the years ended December 31, 2009 and December 31, 2008, ECP accounted for 17% and 20%, respectively, of the Company’s sales.

A.

Building and Construction Products

The Company’s building and construction product group includes protective wrap for kiln dried lumber and a variety of other membrane barrier products such as roof underlayment, house wrap, window and door flashing and insulation facing, which are used directly in residential and commercial construction.  The Company also supplies packaging over-wrap sleeves for unitizing multiple bags of fiberglass insulation.    Intertape’s lumber wrap is used to package, unitize, protect and brand lumber during transportation and storage. The product is available in polyethylene or polypropylene coated fabrics and polyethylene films printed to customer specifications.  Lumber wrap is produced at the Company’s plants in Langley, British Columbia; Brantford, Ontario; and Truro, Nova Scotia.  Primary competitors of the Company for these products include Interwrap, Inc., Fabrene Inc., Mai Weave LLC and various producers from China and Korea.

Nova-Shield® Membrane Structure Fabrics

Nova-Shield® is a lightweight, wide-width, and durable polyolefin fabric used as the outer skin layer for flexible membrane structures.  The introduction and continuous improvement of the Nova-Shield® fabric in the membrane structure market enabled membrane structure manufacturers to expand the use of this product beyond agricultural applications such as agriculture barns into larger structures for human occupancy such as amphitheaters, recreational facilities, trade show pavilions, aircraft hangers, and casinos.  Developments in the product line include the patented stacked weave, and AmorKote™ coatings. The Company sells the Nova-Shield® fabrics to membrane structure manufacturers who design, fabricate, and install the structures.  The Company’s main competitors are Fabrene Inc. and a number of polyvinyl chloride producers.  The Company produces these products primarily at its plant in Truro, Nova Scotia.

Nova-Seal®II

The Company began commercial production of Nova-Seal®II at its Truro, Nova Scotia facility in August, 2008.  It is a new roof underlay that is lighter and easier to install than standard #30 building felt and costs less.  Primary competitors in this market are Interwrap, Inc., W.R. Grace & Co. and a variety of #30 felt producers.

B.

Agro-Environmental Products®

The Company has developed a range of agro-environmental products, including membrane structure fabrics, bags for packaging processed cotton, fabrics designed for conversion into hay covers, grain covers, landfill covers, oil field membranes, and canal and pond liners. These fabrics are intended to provide protection during transit and storage and to line waterways and ponds to prevent loss of water and other liquids.

AquaMaster® Geomembrane Fabrics

The Company’s AquaMaster® line of oil pit linens and geomembrane fabrics is used as irrigation canal liners, golf course and aquascape pond liners, and in aquaculture operations.  Primary competitors of the Company for this product include Gundle/SLT Environmental, Inc., Poly-America LP and Firestone Building Products.

Poultry Fabrics

Woven coated polyolefin fabrics are used in the construction of poultry houses in the southern United States.  Materials with high ultraviolet resistance are fabricated into side curtains that regulate ventilation and temperature in buildings. Other materials are used in ceiling construction.  Primary competitors of the Company for this product are Fabrene Inc. and Mai Weave LLC. These products are primarily produced at the Company’s plant in Truro, Nova Scotia.

C.

Consumer Packaging Products

The Company’s consumer packaging products include ream wrap, form, fill & seal packaging, deli wrap, and other coated and laminated products.

The Company competes with a number of local and multinational companies in this market. These products are primarily produced at the Company’s plants in Brantford, Ontario and Langley, British Columbia.

D.

Specialty Fabrics

The Company’s specialty fabric product category is comprised of a variety of specialty materials custom designed for unique applications or specific customers.  The Company’s ability to provide polyolefin fabrics in a variety of weights, widths, colors and styles, and to slit, print and perform various other conversion steps, allows it to provide an array of coated products designed to meet the specific needs of its customers.

Products and applications in this segment include fabrics designed for conversion into pool covers, field covers, disaster relief materials, protective covers and construction sheeting, brattice cloth for mine ventilation, underground marking tapes, salt pile covers and industrial packaging.

Primary competitors of the Company for this product include Fabrene Inc., Mai Weave LLC and producers from China and Korea. The Company primarily produces these products at its Truro, Nova Scotia, plant.

E.

Industrial Packaging Products

The Company’s metal wrap is used to protect large coils of steel and aluminum during transit and storage.  Primary competitors of the Company for this product include Interwrap Inc. and Covalence Specialty Materials Corp.

The Company also manufactures paper mill roll wrap for newsprint, specialty, and fine papers and custom designed fabrics for dunnage bags, which are used to fill space in a shipping container or to position the contents in a container.  The production of the dunnage bag fabrics has been moved to the Company’s Truro, Nova Scotia, Canada, facility while paper packaging products are produced at the Company’s Brantford, Ontario and Langley, British Columbia, facilities.

F.

FIBC Products

FIBCs are flexible, semi-bulk containers generally designed to carry and discharge 1,500 to 3,500 pounds of dry flowable products such as chemicals, minerals and dry food ingredients. The market for FIBC’s is highly fragmented.  The Company has established proven supply lines with integrated bag manufacturers in India, China and Mexico.

3.3

Sales and Marketing

3.3.1

Tapes and Films Division

As of December 31, 2009, the Company’s Tapes and Films Division had a sales force of 218 personnel.  The Company participates in industry trade shows and uses trade advertising as part of its marketing efforts.  The Company’s customer base for tapes and films is diverse, with no single customer accounting for more than 5% of total sales in 2009.  Sales of tapes and films from facilities located in the United States, Canada and Europe accounted for approximately 90%, 5% and 5% of total tapes and films sales, respectively, in 2009; 95%, 2% and 3% in 2008; and 95%, 2% and 3% in 2007.  Export sales of tapes and films represented 6% of the Company’s total tapes and film sales in 2009, 6% in 2008, and 3% in 2007.

Distribution products go to market through a network of paper and packaging distributors throughout North America. Products sold into this segment include carton sealing, masking, duct and reinforced tapes, Exlfilm® and Stretchflex®. In order to enhance sales of the Company’s pressure-sensitive carton sealing tape, it also sells carton closing systems, including automatic and semi-automatic carton sealing equipment. The Company’s Exlfilm® and Stretchflex® products are sold through an existing industrial distribution base primarily to manufacturers of packaged goods and printing and paper products which package their products internally. The industrial electrical tapes are sold to the electronics and electrical industries.

3.3.2

Engineered Coated Products Division

As of December 31, 2009, the Company’s ECP Division had 28 sales personnel, including six manufacturer representatives.  The Company’s marketing strategy includes participation in industry trade shows and trade advertising.  The Company’s customer base for ECP is diverse, with no single customer accounting for more than 8% of total sales in 2009.  Sales of ECP from facilities located in the United States and Canada accounted for approximately 98% of total ECP sales in 2009, 97% in 2008, and 100% in 2007.  Export sales of ECP represented approximately 2% of total sales in 2009, and 2% of sales in both 2008 and 2007.

The Company’s ECP are primarily sold directly to end-users. The Company offers a line of lumberwrap, FIBCs, and specialty fabrics manufactured from plastic resins. The Company’s ECP are marketed throughout North America.

3.4

Manufacturing and Quality Control

Intertape Polymer Group’s philosophy is to manufacture those products that are efficient for it from a cost and customer-service perspective. In cases in which the Company manufactures its own products, the Company seeks to do so utilizing the lowest cost raw material and add value to such products by vertical integration.

The Company maintains at each of its manufacturing facilities in both segments a quality control laboratory and a process control program on a 24-hour basis to monitor the quality of all packaging and engineered fabric products it manufactures.  At the end of 2009, eleven of the Company’s plants were certified under the ISO-9001:2000 quality standards program.

3.4.1

Tapes and Films Division

The majority of the Company’s products are manufactured through a process which starts with a variety of polyolefin resins which are extruded into film for further processing. Wide width biaxially oriented polypropylene film is extruded in the Company’s facilities and this film is then coated in high-speed equipment with in-house-produced or purchased adhesives and cut to various widths and lengths for carton sealing tape. The same basic process applies for reinforced filament tape, which also uses polypropylene film and adhesive but has fiberglass strands inserted between the layers. Specific markets demand different adhesives and the Company compounds natural rubber, “hot melt,” and water-activated adhesives to respond to its customer demands. Masking tapes utilize the same process with paper as the coating substrate. Duct tapes utilize a similar process with polyethylene coated cloth.

The Company is the only North American manufacturer of all four technologies of carton sealing tape: hot melt, acrylic, water-activated and natural rubber. This broad family of carton sealing tapes is further enhanced by the Company’s tape application equipment which is based in Florida.

The Company has utilized its technology for basic film extrusion, essential to the low cost production of pressure-sensitive tape products, to expand its product line.  Extrusion of up to seven layers of various resins is done in four of the Company’s plants. These high value added films service the shrink and stretch wrap markets.

3.4.2

Engineered Coated Products Division

Coated fabrics are manufactured in a multi step operation comprised of slit filament extrusion, traditional scrim manufacturing, coating and laminating and finishing or converting processes. Conversion and value-added processes consist of slit tape extrusion, weaving extrusion coating, slitting, rewinding, printing and converting materials into finished products.

3.5

Equipment and Raw Materials

Intertape Polymer Group purchases mostly custom designed manufacturing equipment, including extruders, coaters, finishing equipment, looms, printers, bag manufacturing machines and injection molds, from manufacturers located in the United States and Western Europe, and participates in the design and upgrading of such equipment. The Company is not dependent on any one manufacturer for its equipment.

3.5.1

Tapes and Films Division

The major raw materials purchased for our tape products are polypropylene resin, synthetic rubber, hydrocarbon resin, and paper (crepe and kraft).  The resins and synthetic rubber are generated from petrochemicals which are by-products of crude oil and natural gas.  Almost all of these products are sourced from North American manufacturers. The paper products are produced by North American paper manufacturers and are derived from the North American pulp and paper industry.

The major raw material used in our film products is polyethylene resin.  Polyethylene is a derivative of crude oil and/or natural gas petrochemical by-products.

Historically, as a result of global sourcing, the Company was able to manage rising raw material costs through a series of timely sales price increases to its industrial and specialty distributors, and to a lesser extent, its retail customers, and was able to aggressively pursue and secure resin supplies from worldwide sources.

During 2008 however, resin-based raw material costs increased significantly, peaking in August.  This, coupled with the economic weakness in the United States and competitive pressures, limited the Company’s Tapes & Film Division’s ability to increase selling prices.  Commencing in September, 2008, resin-based raw material costs decreased sharply depressing selling prices during the fourth quarter.  The lower selling prices resulted in selected products which had been manufactured with higher cost raw materials being sold at a loss.

In 2009, the sluggish economy continued and resin-based raw material costs increased once again.  As a consequence of competitive pricing, the Company was unable to pass on the majority of the cost increases to its customers.

3.5.2

Engineered Coated Products Division

The major raw materials used to produce our ECP are polyethylene and polypropylene resins.  Both of these products are petrochemical based products derived from crude oil and/or natural gas.  These products are predominantly sourced from North American petrochemical manufacturers.  The Company’s ECP Division experienced the same raw material cost fluctuations as the Tapes & Film Division also resulting in selected ECP Division products which had been manufactured with higher cost raw materials being sold at a loss.

3.6

Research and Development and New Products

Intertape Polymer Group’s strategy is to create growth opportunities through enhancements of existing products and the introduction of new products.  The Company’s research and development efforts continue to focus on new products, technology developments, new product processes and formulations.  As described in the sections that follow, the Company introduced several new high margin products in 2009 and intends to launch several more in 2010.

3.6.1

Tapes and Films Division

In 2009, Films Research and Development (“R&D”) introduced a line of filament tapes targeted for use in various appliance manufacturing applications.  These filament tapes are high margin, high performance products which are manufactured at the Company’s Richmond, Kentucky, Marysville, Michigan and Carbondale, Illinois facilities.

Intertape Polymer Group also entered the foil tape market with a full line of aluminum foil tapes manufactured at its Carbondale, Illinois facility.  These tapes have application in various industries including aerospace, transportation, HVAC and industrial.  The product line offers performance ranges within a variety of foil thicknesses and adhesive systems.  The shiny, UV resistant foil backing offers an enhanced appearance, excellent reflective and flame retardant properties, and remains flexible to resist cracking and lifting around irregular or curved surfaces.  The Company’s foil products include linered, self-wound, FSK, ASJ, foil barrier laminates and metalized films.

Tape R&D also created a new technology called “roll edge face coated” which creates cleaner sharper paint lines with the Company’s newly introduced BLOC-IT™ painters tape.

Films R&D introduced PROLITE™, a lightweight clear film which offers superior load retention at a lower wrap cost per load.  The film resists punctures and tears and has a lower reduction in width as it is stretched, thus allowing for narrower initial film widths and a reduced number of wraps to cover a load.

In 2008, Films R&D developed a biodegradable air pillow which is the first product in the Company’s new low environmental impact line (Lili™).

During the year, Tape R&D worked to develop new paint masking tapes that effect crisp lines of demarcation for the paint contractor and do-it-yourself (“DIY”) segments.  Development work also included products with superior, water-white color and clarity to serve packaging segments.

Additionally, Tape R&D worked to develop foil protective products to support military maintenance programs, as well as filament reinforced products for spoolable, unbonded pipelines for the oil and gas industry.  Lastly, high-temperature, solvent-resistant, double-coated tapes were developed for the electrical OEM segment, novel masking products were developed for OEM boat manufacturers and new, light-weight stencil products were developed for international monument carving accounts.

In 2007, Tape R&D focused on developing products targeting consumer markets, specifically, masking products for paint contractors and DIY segments, and superior-strength duct tapes for hardware segments.

During 2007, the Company introduced Fortress™ film to the stretch film market, a new lightweight, high stiffness blown film hand wrap film that has shown excellent performance in the market.  Using unique raw material combinations, this new hand wrap film has shown superior load retention and pallet performance.

In 2006, the Company finalized the introduction of Genesys™ high performance machine wrap stretch film.  It has been successful in replacing not only competitive films, but also as a high performance product that can be sold into difficult applications as well as in thinner gauges to provide yield savings to the customer.  The material has been very successful, and has become the Company’s premium performance film.  The formulation for Genesys™ Film forms the foundation for prestretch hand wrap, roll wrap, and metal coil wrap.

High Performance Exlfilm® Plus, a significantly improved version of the standard irradiated Exlfilm® Plus shrink film has been successful in securing the Company’s position in the shrink film market.  After extensive resin construction, film formulation, and process development, the Exlfilm® Plus was tested in all gauges and was commercialized from the Truro, Nova Scotia plant in 2006 and 2007.  The film displays significantly improved clarity and gloss, a water-white appearance and improved shrink force and shrink degree.

The Company’s R&D expenses for tapes and films in 2007, 2008, and 2009 totaled $3.3 million, $4.3 million, and $4.6 million, respectively.

3.6.2

Engineered Coated Products Division

In 2009, ECP R&D worked to introduce new high margin products.  It developed a new 5x5 Nova-Seal®I product to strengthen the Company’s position and entry into roofing distribution channels.  The Company’s line of Nova-Seal® underlayment is waterproof, wind resistant and has a patent pending anti-slip surface that is effective in both wet and dry weather.  The Company also introduced a new woven product for waste containment which complements its existing AquaMaster® line.

In 2008, ECP R&D developed Nova-Seal®II which is a new generation of roof underlay that is lighter and easier to install than #30 building felt.

In 2007, the ECP R&D group developed, and received building code approvals for, a new woven, coated, printed and perforated house wrap product that is being sold to third parties under private brands and under the Flex-Gard® brand as well as a first generation premium roofing underlayment that was sold under private label agreements and the Nova-Seal® brand.  The Company has also developed and received code approval for an unperforated, non-woven product targeted at the premium segment of the house wrap market.  In addition, the Company has improved its Nova-Shield® fabric, to expand its use and increase the ability of the material to further displace PVC fabrics in high end membrane structure applications.

The ECP Division also expanded their successful AquaMaster® line of geomembrane products to include the first available polyester reinforced polyethylene geomembranes in the industry.  This material is showing early promise in displacing currently employed materials such as PVC and reinforced polypropylene in decorative pond lining, irrigation canals and animal waste lagoon markets.

The Company’s R&D expenses for ECP in 2007, 2008, and 2009 totaled $0.8 million, $1.3 million, and $1.0 million, respectively.

3.7

Trademarks and Patents

Intertape Polymer Group embarked on a new corporate branding strategy during 2009 to create and communicate overall consistency and simplicity to its markets.  The Company adopted a new look to its corporate logo and redid its sub-brand logos which are clearer and will help identify the individual product lines.  The Company believes this will create unique identities and positions associated with Intertape Polymer Group and will build and maintain strong, positive customer perceptions.

Intertape Polymer Group markets its tape products under the trademarks Intertape® and Central™, and various private labels.  The Company’s shrink wrap is sold under the registered trademark Exlfilm®.  Its stretch films are sold under the registered trademark Stretchflex®.

The Company markets its open mouth bags under the registered trademark Nova-Pac®.  The other key ECP products are sold under the registered trademarks Nova-Thene Haymaster®, AquaMaster®, Nova-Shield®, Nova-Seal®, and Flex-Gard®.  Its engineered fabric polyolefin fabrics are sold under the registered trademark Nova-Thene®.  FIBC's are sold under the registered trademark Cajun® bags.  The Company has approximately 122 active registered trademarks, 55 in the United States, 29 in Canada, 8 in Mexico, and 30 foreign, which include trademarks acquired from American Tape Co., Anchor Continental, Inc., Rexford Paper Company, Central Products Company, and Flexia Corporation Ltd..  The Company currently has 16 pending trademark applications in the United States, 4 in Canada, and 10 foreign.

Intertape Polymer Group does not have, nor does management believe it important to the Company’s business to have, patent protection for its carton sealing tape products. However, the Company has pursued patents in select areas where unique products offer a competitive advantage in profitable markets, primarily in ECP for which the Company has 7 patents and 5 patents pending, film for which it has 9 patents and no patents pending, tape products for which it has 6 patents and 3 patents pending, adhesive products for which it has 1 patent and 2 patents pending, container products for which it has no patents, and retail for which it has 2 patents pending.

3.8

Competition

The Company competes with other manufacturers of plastic packaging products as well as manufacturers of alternative packaging products, such as paper, cardboard and paper-plastic combinations. Some of these competitors are larger companies with greater financial resources than the Company.  Management believes that competition, while primarily based on price and quality, is also based on other factors, including product performance characteristics and service. No statistics, however, on the packaging market as a whole are currently publicly available.  Please refer to Section 3.2 above for a discussion of the Company’s main competitors by product.

The Company believes that significant barriers to entry exist in the packaging market. Management considers the principal barriers to be the high cost of vertical integration which is necessary to operate competitively, the significant number of patents which already have been issued in respect of various processes and equipment, and the difficulties and expense of developing an adequate distribution network.

3.9

Environmental Initiatives and Regulation

3.9.1

Initiatives

Intertape Polymer Group has and continues to be focused on reducing waste and minimizing any harmful environmental impact throughout its manufacturing process, or footprint left behind by the line of products manufactured and marketed by the Company.  Lili™ is the Company’s environmental stewardship program and stands for “low environmental impact line from Intertape”, however it is more than just the growing number of environmentally preferred products that the Company has and continues to develop, but is also a commitment by management and employees of the Company to continually look for opportunities to lower the Company’s environmental impact.  Intertape Polymer Group has and continues to implement activities, changes and programs that are designed to reduce waste in the manufacturing process; reduce the footprint left behind by its products, processes and employees; increase the recycle ability of products through mainstream recycling; provide an alternative solution to a less environmentally friendly product or application; reduces consumption of raw materials, fuel and other energy sources; reduces pollutants released through air, water and waste; and improves the safety and health of employees.

The Company’s latest environmental initiative has been to focus on energy savings.  In August 2009, the Company became an Energy Star® Partner, which is a voluntary partnership with the U.S. Environmental Protection Agency to improve energy efficiency and fight global warming.  Intertape Polymer Group as an Energy Star® Partner joined the fight against global warming by improving the efficiency of its buildings and facilities.  Products and buildings that have earned the Energy Star® designation prevent greenhouse gas emissions by meeting strict energy efficiency specifications set by the government.

3.9.2

Regulation

Intertape Polymer Group’s operations are subject to extensive environmental regulation in each of the countries in which it maintains facilities. For example, United States (federal, state and local) and Canadian (federal, provincial and municipal) environmental laws applicable to the Company include statutes and regulations intended to (i) impose certain obligations with respect to site contamination and to allocate the cost of investigating, monitoring and remedying soil and groundwater contamination among specifically identified parties, (ii) prevent future soil and groundwater contamination; (iii) impose national ambient standards and, in some cases, emission standards, for air pollutants which present a risk to public health, welfare or the natural environment; (iv) govern the handling, management, treatment, storage and disposal of hazardous wastes and substances; and (v) regulate the discharge of pollutants into waterways.

The Company’s use of hazardous substances in its manufacturing processes and the generation of hazardous wastes not only by the Company, but by prior occupants of its facilities, suggest that hazardous substances may be present at or near certain of the Company’s facilities or may come to be located there in the future. Consequently, the Company is required to monitor closely its compliance under all the various environmental laws and regulations applicable to the Company. In addition, the Company arranges for the off-site disposal of hazardous substances generated in the ordinary course of its business.

Intertape Polymer Group obtains Phase I or similar environmental site assessments, and Phase II environmental site assessments, if necessary, for most of the manufacturing facilities it owns or leases at the time the Company either acquires or leases such facilities. These assessments typically include general inspections and may involve soil sampling and/or ground water analysis. The assessments have not revealed any environmental liability that, based on current information, the Company believes will have a material adverse effect on the Company. Nevertheless, these assessments may not reveal all potential environmental liabilities and current assessments are not available for all facilities. Consequently, there may be material environmental liabilities that the Company is not aware of. In addition, ongoing clean up and containment operations may not be adequate for purposes of future laws and regulations. The conditions of the Company’s properties could also be affected in the future by neighboring operations or the conditions of the land in the vicinity of the Company’s properties. These developments and others, such as increasingly stringent environmental laws and regulations, increasingly strict enforcement of environmental laws and regulations, or claims for damage to property or injury to persons resulting from the environmental, health or safety impact of the Company’s operations, may cause it to incur significant costs and liabilities that could have a material adverse effect on the Company.

Except as described below, the Company believes that all of its facilities are in material compliance with applicable environmental laws and regulations, and that the Company has obtained, and is in material compliance with, all material permits required under environmental laws and regulations.

The Company is currently remediating contamination at its Columbia, South Carolina plant.  Intertape Polymer Group completed its remediation of its Montreal, Québec manufacturing facility during the third quarter of 2006, sold the property to a third party, and has no residual environmental liability related to the site.  As a result of the acquisition of all of the shares of Flexia Corporation Ltd., the Company inherited limited soil contamination resulting from historical activities at Flexia’s facility located in Trois-Rivières (formerly the city of Cap-de-la-Madeleine), Québec.  The Company received a letter from the Ministry of Sustainable Development, Environment and Parks confirming that the activities carried out at the Trois-Rivières facility at the time the Company closed the facility were not activities designated under the Land Protection and Rehabilitation Regulation, thus no remediation was necessary at the facility as a result of ceasing its activities.  The Trois-Rivières facility has been sold with no residual environmental liability to the Company.  The Company has completed remediation activities at its Marysville, Michigan facility and received final approval of the remediation from the State of Michigan.  In addition, although certain of the Company’s facilities emit regulated pollutants into the air, the emissions are within current permitted limitations, including applicable Maximum Achievable Control Technology (“MACT”) requirements.  The Company believes that the ultimate resolution of these matters should not have a material adverse effect on its financial condition or results of operations.

Intertape Polymer Group and its operating subsidiaries are required to maintain numerous environmental permits and governmental approvals for their operations. Some of the environmental permits and governmental approvals that have been issued to the Company or its operating subsidiaries contain conditions and restrictions, including restrictions or limits on emissions and discharges of pollutants and contaminants, or may have limited terms. If the Company or any of its operating subsidiaries fails to satisfy these conditions or to comply with these restrictions, it may become subject to enforcement action and the operation of the relevant facilities could be adversely affected. The Company may also be subject to fines, penalties or additional costs. The Company or its operating subsidiaries may not be able to renew, maintain or obtain all environmental permits and governmental approvals required for the continued operation or further development of its facilities, as a result of which the operation of its facilities may be limited or suspended.

3.10

Employees

As of December 31, 2009, the Tapes and Films Division of Intertape Polymer Group employed approximately 1,410 people, 218 of whom held either sales-related or administrative positions and 1,192 of whom were employed in operations.  The ECP Division employed approximately 455 people, 58 of whom held either sales-related or administrative positions and 397 of whom were employed in operations.  The Company’s Portuguese subsidiary had 53 employees, 3 in sales positions and the rest were employed in operations.  The Company’s corporate segment employs 51 people, all of whom are in administrative positions.  Approximately 116 hourly employees at the Company’s Marysville plant are unionized and subject to a collective bargaining agreement which expires on May 1, 2010.  Negotiations of a new agreement are ongoing and the Company expects a favorable outcome.  Approximately 152 hourly employees at the Company’s Menasha, Wisconsin, plant are unionized and subject to a collective bargaining agreement which expires on July 31, 2011.  Approximately 38 hourly employees at the Company’s Carbondale, Illinois, plant are unionized and subject to a collective bargaining agreement which expires on March 4, 2012.  In Langley, British Columbia, 43 employees are unionized and their collective bargaining agreement expires on March 31, 2010.  Again, negotiations of a new agreement are ongoing and the Company expects a favorable outcome.  The collective bargaining agreement which covered 56 employees at the Company’s Brantford, Ontario plant expired on February 28, 2008.  The unionized employees commenced a strike in August 2008 and, at present, the Plant is being operated by a replacement workforce of 25 who are paid hourly.  Other than the strike at its Brantford, Ontario plant, the Company has never experienced a work stoppage and it considers its labor relations to be satisfactory.

Item 4. Cautionary Statements and Risk Factors

4.1

Forward-Looking Statements

This Annual Information Form, including the Management’s Discussion & Analysis for fiscal year ended December 31, 2009, incorporated herein by reference, contains certain "forward-looking statements" concerning, among other things, discussions of the business strategy of Intertape Polymer Group and expectations concerning the Company’s future operations, liquidity and capital resources.  When used in this Annual Information Form, the words "anticipate", "believe", "estimate", “intends”, "expect" and similar expressions are generally intended to identify forward-looking statements.  All statements other than statements of historical fact made in this Annual Information Form or in any document incorporated herein by reference are forward-looking statements.  In particular, the statements regarding industry prospects and the Company’s future results of operations or financial position are forward-looking statements.  Such forward-looking statements, including statements regarding intent, belief or current expectations of the Company or its management, are not guarantees of future performance and involve risks and uncertainties.  Actual results may differ materially from those in the forward-looking statements as a result of various factors, including those factors set forth below and other factors discussed elsewhere in this Annual Information Form and in the Management’s Discussion & Analysis for the year ended December 31, 2009.  In addition to the other information contained in this Annual Information Form, readers should carefully consider the above cautionary statements as well as the risk factors set forth below.  Except as required by applicable law, the Company disclaims any intention or obligation to update or revise any forward-looking statements, including its earnings outlooks, whether as a result of new information, future events or otherwise.

Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements.  These factors include, among other things, general economic conditions; fluctuations in the amount of available funds under the Company’s ABL; the failure of the Company to meet its financial covenant contained in the ABL, the Company’s substantial leverage and ability to generate sufficient cash to service its debt; the Company’s significant indebtedness and ability to incur substantially more debt; restrictions and limitations contained in the agreements governing the Company’s debt; fluctuations in the cost of the Company’s principal raw materials; availability of raw materials; the timing and market acceptance of the Company’s new products; the Company’s ability to achieve anticipated cost savings from its corporate initiatives; competition in the industry and markets in which the Company operates; the Company’s ability to comply with applicable environmental laws; potential litigation relating to the Company’s intellectual property rights; the loss of, or deterioration of the Company’s relationship with, any significant customers; changes in operating expenses or the need for additional capital expenditures; and changes in the Company’s strategy.

In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this Annual Information Form and in the Management’s Discussion & Analysis for the year ended December 31, 2009 will in fact transpire.

The Management’s Discussion & Analysis for the fiscal year ended December 31, 2009, some extracts of which are incorporated herein by reference, contain certain non-GAAP financial measures as defined under SEC rules, including adjusted net earnings, operating profit, EBITDA, and adjusted EBITDA.  The Company believes such non-GAAP financial measures improve the transparency of the Company's disclosure, provide a meaningful presentation of the Company's results from its core business operations, excluding the impact of items not related to the Company's ongoing core business operations, and improve the period-to-period comparability of the Company's results from its core business operations. As required by SEC rules, the Company has provided in its Management Discussion & Analysis for 2009 reconciliations of those measures to the most directly comparable GAAP measures.

In addition to the other information contained in this Annual Information Form, readers should carefully consider the above cautionary statements as well as the risk factors set forth below.

4.2

Risk Factors

Current economic conditions and an uncertain economic forecast adversely affect the Company’s results of operations and financial conditions.

Unfavorable changes in the global economy has affected the demand for the Company’s products.  Adverse economic conditions could also increase the likelihood of customer delinquencies.  A prolonged period of economic decline would have a material adverse effect on the results of operations, gross margins, and the overall financial condition of the Company, as well as exacerbate the other risk factors set forth below.

Fluctuations in the amount of available funds under the Company’s ABL would restrict the Company’s ability to borrow under its revolving loan.

The Company’s credit facility is an asset-backed loan.  A reduction in the eligible assets and receivables included in the borrowing base or an increase in the required reserves will reduce the Company’s available credit under the ABL.  A decline in the borrowing base could also require an unscheduled repayment of funds already advanced in excess of the available credit amount.

The Company’s ABL contains a financial covenant which, if not met, will result in an event of default.

The Company’s ABL requires a fixed charge coverage ratio which becomes effective only when unused availability under the borrowing base drops below $25 million.  The Company’s failure to comply with this covenant could result in an event of default, which, if not cured or waived, could result in the Company being required to repay these borrowings before their scheduled due date. If the Company were unable to make this repayment or otherwise refinance these borrowings, the lenders under the ABL could elect to declare all amounts borrowed under the Company’s ABL, together with accrued interest, to be due and payable, which, in some instances, would be an event of default under the Indenture governing the Senior Subordinated Notes. In addition, these lenders could foreclose on the Company’s assets. If the Company was unable to refinance these borrowings on favorable terms, the Company’s results of operations and financial condition could be adversely impacted by increased costs and less favorable terms, including increased interest rates and restrictive covenants. Any future refinancing of the Company’s ABL is likely to contain similar restrictive covenants and financial tests.

The failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could cause the Company’s stock price to decline.

Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission require annual management assessments of the effectiveness of the Company’s internal control over financial reporting.  If the Company fails to maintain effective internal control over financial reporting, as such standards are modified, supplemented or amended from time to time, the Company may not be able to conclude that it has effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission.  For the fiscal year ended December 31, 2009, the Executive Director and the Chief Financial Officer of the Company have concluded that the Company’s internal control over financial reporting was effective as of December 31, 2009.  If the Company cannot in the future favorably assess, or the Company’s independent registered public accounting firm is unable to provide an unqualified attestation report on the Company’s assessment of, the effectiveness of its internal control over financial reporting, investors may lose confidence in the reliability of the Company’s financial reports, which could cause the Company’s stock price to decline.

The Company may not be able to generate sufficient cash flow to meet its debt service obligations.

The Company’s ability to generate sufficient cash flows from operations to make scheduled payments on its debt obligations will depend on its future financial performance, which will be affected by a range of economic, competitive, regulatory, legislative and business factors, many of which are outside of the Company’s control. If the Company does not generate sufficient cash flows from operations to satisfy its debt obligations, the Company may have to undertake alternative financing plans, such as refinancing or restructuring its debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. The Company cannot assure that any refinancing would be possible or that any assets could be sold on acceptable terms or otherwise. The Company’s inability to generate sufficient cash flows to satisfy its debt obligations, or to refinance its obligations on commercially reasonable terms, would have an adverse effect on the Company’s business, financial condition and results of operations. In addition, any refinancing of the Company’s debt could be at higher interest rates and may require the Company to comply with more onerous covenants, which could further restrict its business operations.

The Company’s substantial debt could adversely affect its financial condition and prevent it from fulfilling its obligations under its ABL or Senior Subordinated Notes.

The Company has a significant amount of indebtedness.  As of December 31, 2009, the Company had outstanding debt of approximately $215 million, which represented 48% of its total capitalization.  Of such total debt, approximately $202 million, or all of the Company’s outstanding senior debt, was secured.

The Company’s substantial indebtedness could adversely affect its financial condition and make it more difficult for the Company to satisfy its obligations with respect to the Senior Subordinated Notes, as well as its obligations under its ABL.  The Company’s substantial indebtedness could also increase its vulnerability to adverse general economic and industry conditions; require the Company to dedicate a substantial portion of its cash flows from operations to payments on its indebtedness, thereby reducing the availability of the Company’s cash flows to fund working capital, capital expenditures, research and development efforts and other general corporate purposes; limit the Company’s flexibility in planning for, or reacting to, changes in its business and the industry in which it operates; place the Company at a competitive disadvantage compared to its competitors that have less debt; and limit the Company’s ability to borrow additional funds on terms that are satisfactory to it or at all.

Fluctuations in raw material costs or the unavailability of raw materials may adversely affect the Company’s profitability.

Intertape Polymer Group has historically been able to pass on significant raw material cost increases through price increases to its customers.  Nevertheless, the Company’s results of operations for 2008 and, to a lesser degree, 2009, and certain individual quarters in prior years, were negatively impacted by raw material cost increases and decreases.  These fluctuations adversely affected the Company’s profitability.  As a result of raw material cost fluctuations, the Company has to either hold prices firm which results in a reduced market share or decrease prices which compresses the Company’s gross margins. The Company’s profitability in the future may be adversely affected due to continuing fluctuations in raw material prices.  Additionally, the Company relies on its suppliers for deliveries of raw materials.  If any of its suppliers were unable to deliver raw materials to the Company for an extended period of time, there is no assurance that the Company’s raw material requirements would be met by other suppliers on acceptable terms, or at all, which could have a material adverse effect on the Company’s results of operations.

Despite the Company’s level of indebtedness, it believes it would be able to incur substantially more debt. Incurring such debt could further exacerbate the risks to the Company’s financial condition described above.

The Company believes that it would be able to incur significant additional indebtedness in the future. Although the Indenture governing the Senior Subordinated Notes and the Loan and Security Agreement governing the ABL each contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and the indebtedness incurred in compliance with these restrictions could be substantial. The restrictions also do not prevent the Company from incurring obligations that do not constitute indebtedness. To the extent new debt is added to the Company’s currently anticipated debt levels, the substantial leverage risks described above would increase.

A downgrade of the Company’s credit ratings would have a negative impact on the Company’s ability to obtain credit and on the trading price of its common shares.

The Company’s Senior Subordinated Notes are currently rated Caa1 by Moody Investor Services, Inc. and CCC- by Standard & Poor’s Financial Services LLC.  These ratings are considered below investment grade.  In the event the Company’s credit ratings are downgraded, it would adversely affect the Company’s cost of borrowing, access to capital markets and trading price of its common shares.

The Company’s ability to achieve its growth objectives depends in part on the timing and market acceptance of its new products.

Intertape Polymer Group’s business plan involves the introduction of new products, which are both developed internally and obtained through acquisitions. The Company’s ability to introduce these products successfully depends on the demand for the products, as well as their price and quality. In the event the market does not accept these products or competitors introduce similar products, the Company’s ability to expand its markets and generate organic growth could be negatively impacted which could have an adverse affect on its operating results.

The Company’s competition and customer preferences could impact the Company’s profitability.

The markets for Intertape Polymer Group’s products are highly competitive. Competition in its markets is primarily based upon the quality, breadth and performance characteristics of its products, customer service and price. The Company’s ability to compete successfully depends upon a variety of factors, including its ability to maintain high plant efficiencies and operating rates and low manufacturing costs, as well as its access to quality, low-cost raw materials.

Some of the Company’s competitors outside of North America may, at times, have lower raw material, energy and labor costs and less restrictive environmental and governmental regulations to comply with than the Company does. Other competitors may be larger in size or scope than is the Company, which may allow them to achieve greater economies of scale on a global basis or allow them to better withstand periods of declining prices and adverse operating conditions.

Demand for the Company’s products and, in turn, its revenue and profit margins, are affected by customer preferences and changes in customer ordering patterns which occur as a result of changes in inventory levels and timing of purchases which may be triggered by price changes and incentive programs.

In addition, there has been an increasing trend among the Company’s customers towards consolidation.  With fewer customers in the market for its products, the strength of the Company’s negotiating position with these customers could be weakened, which could have an adverse effect on its pricing, margins and profitability.

Intertape Polymer Group faces risks related to its international operations.

The Company has customers and operations located outside the United States and Canada.  In 2009, sales to customers located outside the United States and Canada represented approximately 7.6% of its sales.  The Company’s international operations present it with a number of risks and challenges, including the effective marketing of the Company’s products in other countries; tariffs and other trade barriers; and different regulatory schemes and political environments applicable to its operations in these areas, such as environmental and health and safety compliance.

In addition, the Company’s financial statements are reported in U.S. dollars while a portion of its sales is made in other currencies, primarily the Canadian dollar and the Euro. A portion of the Company’s debt is also denominated in currencies other than the U.S. dollar. As a result, fluctuations in exchange rates between the U.S. dollar and foreign currencies can have a negative impact on the Company’s reported operating results and financial condition. Moreover, in some cases, the currency of the Company’s sales does not match the currency in which it incurs costs, which can negatively affect its profitability. Fluctuations in exchange rates can also affect the relative competitive position of a particular facility where the facility faces competition from non-local producers, as well as the Company’s ability to successfully market its products in export markets.

The Company’s operations are subject to comprehensive environmental regulation and involve expenditures which may be material in relation to its operating cash flow.

The Company’s operations are subject to extensive environmental regulation in each of the countries in which it maintains facilities. For example, United States (Federal, state and local) and Canadian (Federal, provincial and municipal) environmental laws applicable to the Company include statutes and regulations intended to impose certain obligations with respect to site contamination and to allocate the cost of investigating, monitoring and remedying soil and groundwater contamination among specifically identified parties, as well as to prevent future soil and groundwater contamination; imposing national ambient standards and, in some cases, emission standards, for air pollutants which present a risk to public health, welfare or the natural environment; governing the handling, management, treatment, storage and disposal of hazardous wastes and substances; and regulating the discharge of pollutants into waterways.

The Company’s use of hazardous substances in its manufacturing processes and the generation of hazardous wastes not only by the Company, but by prior occupants of its facilities suggest that hazardous substances may be present at or near certain of the Company’s facilities or may come to be located there in the future. Consequently, the Company is required to monitor closely its compliance under all the various environmental laws and regulations applicable to it. In addition, the Company arranges for the off-site disposal of hazardous substances generated in the ordinary course of its business.

The Company obtains Phase I or similar environmental site assessments, and Phase II environmental site assessments, if necessary, for most of the manufacturing facilities it owns or leases at the time it either acquires or leases such facilities. These assessments typically include general inspections and may involve soil sampling and/or ground water analysis. The assessments have not revealed any environmental liability that, based on current information, the Company believes will have a material adverse effect on it. Nevertheless, these assessments may not reveal all potential environmental liabilities and current assessments are not available for all facilities. Consequently, there may be material environmental liabilities that the Company is not aware of. In addition, ongoing clean up and containment operations may not be adequate for purposes of future laws and regulations. The conditions of the Company’s properties could also be affected in the future by neighboring operations or the conditions of the land in the vicinity of its properties. These developments and others, such as increasingly stringent environmental laws and regulations, increasingly strict enforcement of environmental laws and regulations, or claims for damage to property or injury to persons resulting from the environmental, health or safety impact of its operations, may cause the Company to incur significant costs and liabilities that could have a material adverse effect on it.

Except as described in Section 3.9 above, the Company believes that all of its facilities are in material compliance with applicable environmental laws and regulations and that it has obtained, and is in material compliance with, all material permits required under environmental laws and regulations.  Although certain of the Company’s facilities emit toluene and other pollutants into the air, these emissions are within current permitted limitations.  The Company believes that these emissions from its U.S. facilities will meet the applicable future federal Maximum Available Control Technology ("MACT") requirements, although additional testing or modifications at the facilities may be required.  The Company believes that the ultimate resolution of these matters should not have a material adverse effect on its financial condition or results of operations.

The Company’s facilities are required to maintain numerous environmental permits and governmental approvals for its operations. Some of the environmental permits and governmental approvals that have been issued to the Company or to its facilities contain conditions and restrictions, including restrictions or limits on emissions and discharges of pollutants and contaminants, or may have limited terms. If the Company fails to satisfy these conditions or to comply with these restrictions, it may become subject to enforcement actions and the operation of the relevant facilities could be adversely affected. The Company may also be subject to fines, penalties or additional costs. The Company may not be able to renew, maintain or obtain all environmental permits and governmental approvals required for the continued operation or further development of the facilities, as a result of which the operation of the facilities may be limited or suspended.

The Company may become involved in litigation relating to its intellectual property rights, which could have an adverse impact on its business.

Intertape Polymer Group relies on patent protection, as well as a combination of copyright, trade secret and trademark laws, nondisclosure and confidentiality agreements and other contractual restrictions to protect its proprietary technology. Litigation may be necessary to enforce these rights, which could result in substantial costs to the Company and a substantial diversion of management attention. If the Company does not adequately protect its intellectual property, its competitors or other parties could use the intellectual property that the Company has developed to enhance their products or make products similar to the Company’s and compete more efficiently with it, which could result in a decrease in the Company’s market share.

While the Company has attempted to ensure that its products and the operations of its business do not infringe other parties’ patents and proprietary rights, its competitors or other parties may assert that the Company’s products and operations may be covered by patents held by them. In addition, because patent applications can take many years to issue, there may be applications now pending of which the Company is unaware, which may later result in issued patents which the Company’s products may infringe. If any of the Company’s products infringe a valid patent, it could be prevented from selling them unless the Company can obtain a license or redesign the products to avoid infringement. A license may not always be available or may require the Company to pay substantial royalties. The Company may not be successful in any attempt to redesign any of its products to avoid any infringement. Infringement or other intellectual property claims, regardless of merit or ultimate outcome, can be expensive and time-consuming and can divert management's attention from the Company’s core business.

The Company may become involved in labor disputes or employees could form or join unions increasing the Company’s costs to do business.

Some of Intertape Polymer Group’s employees are subject to collective bargaining agreements. Other employees are not part of a union and there are no assurances that such employees will not form or join a union. Any attempt by employees to form or join a union could result in increased labor costs and adversely affect the Company’s business, its financial condition and/or results of operations.

Except for the strike at the Company’s Brantford, Ontario plant, the Company has never experienced any work stoppages due to employee related disputes. Management believes that it has a good relationship with is employees. There can be no assurance that work stoppages, or other labor disturbances will not occur in the future. Such occurrences could adversely affect Intertape Polymer Group’s business, financial condition and/or results of operations.

The Company may become involved in litigation which could have an adverse impact on its business.

Intertape Polymer Group, like other manufacturers and sellers, is subject to potential liabilities connected with its business operations, including potential liabilities and expenses associated with product defects, performance, reliability or delivery delays. Intertape Polymer Group is threatened from time to time with, or is named as a defendant in, legal proceedings, including lawsuits based upon product liability, personal injury, breach of contract and lost profits or other consequential damages claims, in the ordinary course of conducting its business. A significant judgment against Intertape Polymer Group, or the imposition of a significant fine or penalty, as a result of a finding that the Company failed to comply with laws or regulations, or being named as a defendant on multiple claims could adversely affect the Company’s business, financial condition and/or results of operations.

Uninsured and underinsured losses and rising insurance costs could adversely affect the Company’s business.

Intertape Polymer Group maintains property, general liability and business interruption insurance and directors and officers liability insurance on such terms as it deems appropriate. This may result in insurance coverage that, in the event of a substantial loss, would not be sufficient to pay for the full current market value or current replacement cost of the Company’s lost investment.  Not all risks are covered by insurance.

Intertape Polymer Group’s cost of maintaining property general liability and business interruption insurance and director and officer liability insurance is significant. The Company could experience higher insurance premiums as a result of adverse claims experience or because of general increases in premiums by insurance carriers for reasons unrelated to its own claims experience. Generally, the Company’s insurance policies must be renewed annually. Intertape Polymer Group’s ability to continue to obtain insurance at affordable premiums also depends upon its ability to continue to operate with an acceptable claims record. A significant increase in the number of claims against the Company, the assertion of one or more claims in excess of its policy limits or the inability to obtain adequate insurance coverage at acceptable rates, or at all, could adversely affect the Company’s business, financial condition and/or results of operations.

Product liability could adversely affect the Company’s business.

Difficulties in product design, performance and reliability could result in lost sales, delays in customer acceptance of Intertape Polymer Group’s products and lawsuits and would be detrimental to the Company’s market reputation. Intertape Polymer Group’s products and the products supplied by third parties, on behalf of the Company, are not error free. Undetected errors or performance problems may be discovered in the future. The Company may not be able to successfully complete the development of planned or future products in a timely manner or to adequately address product defects, which could harm the Company’s business and prospects. In addition, product defects may expose Intertape Polymer Group to product liability claims, for which it may not have sufficient product liability insurance. Difficulties in product design, performance and reliability or product liability claims could adversely affect Intertape Polymer Group's business, financial condition and/or results of operations.

Because Intertape Polymer Group is a Canadian company, it may be difficult to enforce rights under U.S. bankruptcy laws.

Intertape Polymer Group and certain of its subsidiaries are incorporated under the laws of Canada and a substantial amount of its assets are located outside of the United States. Under bankruptcy laws in the United States, courts typically assert jurisdiction over a debtor's property, wherever located, including property situated in other countries. However, courts outside of the United States may not recognize the United States bankruptcy court's jurisdiction over property located outside of the territorial limits of the United States. Accordingly, difficulties may arise in administering a United States bankruptcy case involving a Canadian debtor with property located outside of the United States, and any orders or judgments of a bankruptcy court in the United States may not be enforceable outside the territorial limits of the United States.

It may be difficult for investors to enforce civil liabilities against Intertape Polymer Group under U.S. federal and state securities laws.

Intertape Polymer Group and certain of its subsidiaries are incorporated under the laws of Canada.  Certain of their directors and executive officers are residents of Canada and Portugal and a portion of their assets are located outside of the United States.  In addition, certain subsidiaries are located in other foreign jurisdictions.  As a result, it may be difficult or impossible for U.S. investors to effect service of process within the United States upon Intertape Polymer Group, its Canadian subsidiaries, or its other foreign subsidiaries, or those directors and officers or to realize against them upon judgments of courts of the United States predicated upon the civil liability provisions of U.S. federal securities laws or securities or blue sky laws of any state within the United States.  The Company believes that a judgment of a U.S. court predicated solely upon the civil liability provisions of the Securities Act of 1933, as amended and/or the Securities Exchange Act of 1934, as amended (“Exchange Act”) would likely be enforceable in Canada if the U.S. court in which the judgment was obtained had a basis for jurisdiction in the matter that was recognized by a Canadian court for such purposes. The Company cannot assure that this will be the case.  There is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon such laws.

The Company’s exemptions under the Exchange Act as a foreign private issuer limits the protections and information afforded investors.

Intertape Polymer Group is a foreign private issuer within the meaning of the rules promulgated under the Exchange Act.  As such, it is exempt from certain provisions applicable to United States companies with securities registered under the Exchange Act, including: the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission of quarterly reports on Form 10-Q or current reports on Form 8-K; the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any "short-swing" trading transaction (i.e., a purchase and sale, or sale and purchase, of the issuers’ equity securities within a period of less than six months).  Because of these exemptions, purchasers of Intertape Polymer Group’s securities are not afforded the same protections or information generally available to investors in public companies organized in the United States.  Prior to fiscal year ended December 31, 2000, the Company filed its annual reports on Form 20-F.  Commencing with the fiscal year ended December 31, 2000, the Company filed its annual report on Form 40-F.  Intertape Polymer Group filed its 2008 annual report on Form 20-F and will file on Form 40-F for 2009.  Intertape Polymer Group reports on Form 6-K with the United States Securities and Exchange Commission and publicly releases quarterly financial reports.

Item 5. Dividends

The Company has no written policy for the payment of dividends.  So long as the payment would not result in a violation of the Company’s covenants with its lenders and noteholders, there are no other restrictions that would prevent the Company from paying dividends.  The Company has not paid dividends in the past three years.  For details regarding the Company’s covenants with its lenders and noteholders please refer to the Registration Statement filed on www.sec.gov in the U.S. on October 26, 2004 as Registration No. 333-119982, as amended, and the Indenture and the ABL Loan and Security Agreement filed on www.sedar.com in Canada.

Item 6. General Description of Capital Structure

6.1

General Description of Capital Structure

Intertape Polymer Group has authorized an unlimited number of common shares without par value.  The Company has also authorized an unlimited number of non-voting Class A preferred shares issuable in a series, ranking in priority to the common shares with respect to dividends and return of capital on dissolution.  The Board of Directors is authorized to fix, before issuance, the designation, rights, privileges, restrictions and conditions attached to the shares of each series of Class A preferred shares.  As of March 26, 2010, there were 58,951,050 issued and outstanding common shares of the Company.  No preferred shares of the Company are issued and outstanding.

The following is a summary of the material provisions which attach to the common shares and Class A preferred shares, and is qualified by reference to the full text of the rights, privileges, restrictions and conditions of such shares.

Common Shares

Voting Rights

Each common share entitles the holder thereof to one vote at all meetings of the shareholders of the Company.

Payment of Dividends

The holders of the Company’s common shares are entitled to receive during each year, as and when declared by the Board of Directors, dividends payable in money, property or by the issue of fully-paid shares of the capital of the Company.

Distribution of Assets Upon Winding-Up

In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or other distribution of assets of the Company among shareholders for the purpose of winding-up its affairs, the holders of the Company’s common shares are entitled to receive the remaining property of the Company.

Class A Preferred Shares

The Board of Directors may at any time and from time to time issue Class A preferred shares in one or more series, each series to consist of such number of shares as may, before the issuance thereof, be determined by the Board of Directors.  The Class A preferred shares are entitled to preference over the common shares with respect to the payment of dividends.  In the event of the liquidation, dissolution or winding-up of the Company or other distribution of assets of the Company among shareholders for the purpose of winding-up its affairs, the holders of the Class A preferred shares will, before any amount is paid to, or any property or assets of the Company distributed among, the holders of the common shares, be entitled to receive: (i) an amount equal to the amount paid-up on such shares together with, in the case of cumulative Class A preferred shares, all unpaid cumulative dividends and, in the case of non-cumulative Class A preferred shares, all declared and unpaid non-cumulative dividends; and (ii) if such liquidation, dissolution, winding-up or distribution is voluntary, an additional amount equal to the premium, if any, which would have been payable on the redemption of the Class A preferred shares if they had been called for redemption by the Company on the date of distribution.

6.2

Ratings

Intertape Polymer US Inc., a finance subsidiary of Intertape Polymer Group, has issued, in the aggregate, $125 million Senior Subordinate Notes that bear interest at 8-½% per annum and that will mature August 1, 2014.

Moody Investor Service, Inc. (“Moody’s”) last rated the Senior Subordinate Notes on December 6, 2007, and rated them Caa1.  Moody’s has nine ratings and “Caa” is the seventh.  The “1” indicates it is at the high end of this rating.  Standard & Poor’s Financial Services LLC (“S&P”) last rated the Senior Subordinated Notes on April 2, 2009 and rated them CCC–.  S&P has ten ratings and CCC is seventh.  The “–” indicates that it is at the low end of this rating.

The credit ratings provided by S&P and Moody’s (collectively the “Rating Agencies”) are not recommendations to buy, hold or sell the securities, as such ratings do not comment on the market price or suitability of the securities for a particular investor.  There is no assurance that any rating will remain in effect for any given period of time or that any rating will not be revised or withdrawn entirely by a Rating Agency in the future if in its judgment circumstances so warrant.

Credit ratings are intended to provide investors with an independent measure of credit quality of an issue of securities.  Ratings for debt instruments are presented in ranges by each of the Rating Agencies.  The highest quality of securities are rated AAA, in the case of S&P and Aaa, in the case of Moody’s.  The lowest quality of securities are rated D, in the case of S&P and C, in the case of Moody’s.

Pursuant to Moody’s rating system, notes which are rated Caa are considered to be of poor standing and are subject to a very high credit risk.  Moody’s appends numerical modifiers from 1 to 3 on its long-term debt ratings which indicate where the obligation ranks in its rating category, with 1 being the highest.  Moody’s outlook is its assessment regarding the likely direction of the ratings over the medium term, 18 to 36 months.  Moody’s rating action reflects the Company’s financial performance in 2007 and concern over its ability to meaningfully improve credit metrics over the intermediate term.  The negative outlook reflects, in part, the limited room under financial covenants in the Company’s previous secured facilities.

According to the S&P rating system, debt securities rated CCC are judged to be vulnerable to nonpayment, and are dependent upon favorable business, financial, and economic conditions for the obligor to meet its financial commitment on the obligation.  In the event of adverse business, financial, or economic conditions, the obligor is not likely to have the capacity to meet its financial commitment on the obligation.  The “minus” is to show relative standing within the major rating categories.

Item 7. Market for Securities

7.1

Trading Prices and Volume on the Toronto Stock Exchange

The Company’s common shares are traded on the TSX under the symbol “ITP”.  Set forth below is the price range and volume traded on the TSX for each month of 2009:

Month	Price Range (CDN$)	Total Volume Traded
January	.84 - 1.20	723,000
February	.53 - .92	235,700
March	.39 - .63	918,800
April	.50 - .73	636,500
May	.59 - 1.65	984,200
June	.88 - 1.47	1,200,100
July	.89 - 1.29	534,500
August	1.20 - 1.79	1,074,800
September	1.61 - 2.89	1,610,300
October	1.75 - 2.86	807,200
November	1.64 - 2.58	1,278,500
December	2.20 - 3.07	1,885,900

7.2

Trading Prices and Volume on the Exchange

The Company’s common shares were also traded on the Exchange under the symbol “ITP” through December 3, 2009, at which time the Company elected to delist from the Exchange.  Set forth below is the price range and volume traded on the Exchange for each month of 2009:

Month	Price Range (US$)	Total Volume Traded
January	.62 - 1.04	438,400
February	.41 - .74	906,200
March	.26 - .56	1,160,100
April	.42- .61	1,477,600
May	.50 - 1.50	1,456,500
June	.75 - 1.33	1,467,300
July	.78 - 1.25	1,528,200
August	1.06 - 1.65	1,507,300

September	1.50 - 2.70	2,052,000
October	1.61 - 2.66	1,237,500
November	1.56 - 2.45	3,461,500
December	2.04 - 2.90	1,933,500

Item 8. Escrowed Securities

None of the Company’s common shares are currently held in escrow.

Item 9. Directors and Officers

9.1

Name, Occupation and Security Holding

The following table sets forth the name, residence, position, and principal occupations for the last five (5) years of each Director of the Company as of the date hereof, as well as the date upon which each Director was first elected.  Each Director is elected for a term of one year and may be nominated for re-election at the Company’s following annual shareholders’ meeting.  The next annual shareholders’ meeting is scheduled to be held on June 30, 2009, at which time the current term of each Director will expire.

Name and Residence	Position and Principal Occupations	First Year as Director
Melbourne F. Yull Florida, United States	Executive Director June 2006 – June 2007 – Retired Prior thereto he was Chairman of the Board of Directors and CEO of the Company	1989-2006 2007
Eric E. Baker Ontario, Canada	Director President, Altacap Investors Inc., a private equity manager	1989-2000 2007
Allan H. Cohen Illinois, United States	Director Co-Manager of the General Partner of the First Analysis, Private Equity Fund IV	2007
George J. Bunze Québec, Canada	Director Vice-Chairman, Kruger Inc., pulp and paper company	2007
Torsten A. Schermer North Carolina, United States	Director President, MESC Corporation, franchise development company; May 2005 to December 2006, pursued investment opportunities in the tape industry, manufacturing and franchise; July 2004 to May 2005 was the General Manager, Eastern Europe, of tesa tape Kft; and prior to that was the President and Chief Executive Officer of tesa tape inc.	2007

Robert M. Beil Arizona, United States	Director September 2006 – Retired Sales, Marketing, Business and Executive Management, the Dow Chemical Company, 1975 to September 2006	2007
Jorge N. Quintas Portugal	Director President, Nelson Quintas SGPS, SA, manufacturer of electrical and telecommunication cables	2009

The following table sets forth the name, residence and position of each executive officer of the Company as of the date hereof, as well as the date upon which each executive officer was first elected:

Name and Residence	Position and Occupation	First Elected To Office
Melbourne F. Yull Florida, United States	Executive Director	2007
Bernard J. Pitz Florida, United States	Chief Financial Officer	2009
Burgess H. Hildreth Florida, United States	Vice President, Human Resources	1998
Gregory A. Yull Florida, United States	President, Tapes & Films Division	2008
Jim Bob Carpenter Florida, United States	President, ECP Division and Executive Vice President, Global Sourcing	2008

The principal occupations of each executive officer for the last five (5) years is as follows:

Melbourne F. Yull was appointed Executive Director in June 2007.  From June 14, 2006 to June 28, 2007 he was retired, and prior thereto he was Chairman of the Board of Directors and Chief Executive Officer of the Company.

Bernard J. Pitz was appointed Chief Financial Officer on November 12, 2009.  Prior to that he served as the Chief Financial Officer of SonoSite Inc. from May 2008 to October 2008, and also served as its Senior Vice President since May 2008.  Prior to that he served as Vice President of Finance, Chief Financial Officer and Treasurer at Sybron Dental Specialties, Inc. since May 11, 2005.

Burgess H. Hildreth has been Vice President, Human Resources, since October, 1998.

Gregory A. Yull was appointed President, Tapes & Films, in 2008.  Prior to that he was President, Distribution Products (Tapes & Films), since October, 2005.  Prior to that he served as Executive Vice President, Industrial Business Unit (for tapes and films) since November 2004.

Jim Bob Carpenter was appointed President, ECP Division in 2008.  Prior to that he was Executive Vice President, Global Sourcing since January, 2005.  Prior to that he served as the President, Woven Products (now ECP), since 1998.

9.2

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

To the knowledge of the Company, no director or executive officer of the Company is, as at the date hereof, or has been within 10 years before the date hereof, a director, chief executive officer or chief financial officer of any company that was subject to a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under applicable securities legislation that was in effect for a period of more than 30 consecutive days (a) that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer, or (b) that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

To the knowledge of the Company, no director or executive officer of the Company and no shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company: (a) is, as at the date hereof or has been within 10 years prior to the date hereof, a director or executive officer of any company that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets or (b) has, within the 10 years prior to the date hereof, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold its assets, except for:  Allan H. Cohen, who, as a representative of First Analysis Private Equity Fund IV, was formerly a director of NanoOpto Corporation, an early-stage company which liquidated its assets as a result of a lack of sufficient funding; George J. Bunze, who, as a nominee of Kruger Inc., served as Vice-Chairman of Global Tissue LLC, a Delaware limited liability company acquired in 1999 by an indirect partially-owned subsidiary of Kruger Inc., and which commenced bankruptcy proceedings in 2000 before the U.S. Bankruptcy Court in Delaware; and Eric E. Baker, a former director of AldeaVision Solutions Inc., a company whose shares were listed on the TSX Venture Exchange and which in 2007 filed court proceedings before the Superior Court of Québec for protection under the Companies’ Creditors Arrangement Act (Canada).

Furthermore, to the knowledge of the Company, no director or executive officer of the Company and no shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company has been subject to (a) any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority, or (b) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

As of March 26, 2010, the directors and executive officers of the Company as a group owned beneficially, directly or indirectly, or exercised control or direction over 7,733,004 common shares, representing approximately 7.62% of all common shares issued and outstanding.  In addition, the directors and executive officers as a group beneficially own 1,712,346 options to purchase common shares of the Company.

The Board of Directors of the Company has established three committees, the Audit Committee, the Compensation Committee, and the Nominating & Governance Committee to facilitate the carrying out of its duties and responsibilities and to meet applicable statutory requirements.  Canadian National Instrument 52-110-Audit Committees, requires, inter alia, that all members of the Audit Committee be directors of the Company, be independent of the Company, be financially literate, and that the Audit Committee be comprised of at least three members.  As of the date hereof, the Company’s Audit Committee complies with Canadian National Instrument 52-110-Audit Committees as it is composed of three independent, financially literate directors, namely George J. Bunze, Allan H. Cohen, Ph.D., and Torsten A. Schermer.  Further details regarding the Company’s Audit Committee are provided in Item 16 hereof.

The Compensation Committee, as presently constituted, is composed of two directors, namely Robert M. Beil and Torsten A. Schermer.

The Nominating & Governance Committee is composed of all of the members of the Board of Directors of the Company.

Item 10. Legal Proceedings

The Company and its subsidiaries are not currently party to any proceedings or legal claim, nor does it have any knowledge of any potential proceeding or legal claim, that involves or would involve a claim for damages that exceeds ten percent of the current assets of the Company on a consolidated basis.  While the Company or its subsidiaries are parties to various legal actions, the Company is of the view that such actions are ordinary in nature and incidental to the operation of its business and that the outcome of these actions are not likely to have a material adverse effect upon the Company.

Item 11. Interest of Management and Others in Material Transactions

The Company is unaware of any material interest of any of its directors or executive officers or of any person who beneficially owns or exercises control or direction over, directly or indirectly, shares carrying more than ten percent of the voting rights attached to the Company’s shares, or any associate or affiliate of any such person, in any transaction since the beginning of the last completed financial year or in any proposed transactions that has materially affected or is reasonably expected to  materially affect the Company or any of its affiliates.

Prior to July 31, 2002, the Company made certain interest-free loans payable on demand to certain of its directors and executive officers.  One loan remains outstanding to Gregory A. Yull, President of Tapes & Films.  The balance of such loan as of March 26, 2010, was $107,500.00.

Item 12. Transfer Agents and Registrars

Set forth below are the Company’s transfer agents and registrars with respect to its common shares, who also maintain the registers of the transfers of the stock of the Company:

In Canada:

CIBC Mellon Trust Company

2001 University Street, 16th Floor

Montreal, Québec, Canada  H3A 4L8

In the U.S.:

Mellon Investor Services L.L.C.

85 Challenger Road, 2nd Floor

Ridgefield Park, New Jersey

U.S.A.  07660

Wilmington Trust Company, Corporate Capital Markets, 1100 North Market Street, Wilmington, DE 19890-1626, is the Trustee under the Indenture with respect to the Company’s registered 8-½ % Senior Subordinated Notes due 2014.

Item 13. Material Contracts

The following is a description of the material contracts that are currently in effect regardless of when they were initially entered into by Intertape Polymer Group, either directly or through one of its subsidiaries, and that are not in the ordinary course of the Company’s business:

•

a Loan and Security Agreement dated March 28, 2008, among certain subsidiaries of the Company, the Lenders referred to therein, Bank of America, N.A., as Agent, and Banc of America Securities LLC, as Sole Lead Arranger and Book Manager.  For a description of the Loan and Security Agreement please see Item 2, “General Development of the Business”, hereof.

•

a Purchase Agreement, Registration Rights Agreement and Indenture each dated as of July 28, 2004, in connection with the issuance by Intertape Polymer US Inc., a finance subsidiary of Intertape Polymer Group, of the aggregate principal amount of US$125.0 million of 8-½% Senior Subordinated Notes due 2014.  The Notes were offered to institutional investors and are guaranteed on a senior subordinated basis by the Company and substantially all of its subsidiaries.  Interest accrues and is payable on the Notes semi-annually in arrears on February 1 and August 1.  For a copy of the Purchase Agreement, Registration Rights Agreement, and Indenture, as well as details of the terms of the

Senior Subordinated Notes, see the Registration Statement filed on October 26, 2004 as Registration No. 333-119982 as amended on www.sec.gov in the United States.

A copy of all of the foregoing contracts, except as otherwise noted, are available on www.sedar.com and on www.sec.gov.

Item 14. Experts

14.1

Name of Experts

The following are the names of each person or company who has prepared or certified a statement, report or valuation described or included in a filing, or referred to in a filing made by Intertape Polymer Group during 2009:

Raymond Chabot Grant Thornton LLP; Montreal, Québec

Ernst & Young; Montreal, Québec

Eckler Consultants; Montreal, Québec

14.2

Interests of Experts

None of the experts set forth in Item 14.1 above directly or indirectly, held at the time their statement, report or valuation was prepared, received after their statement, report or valuation was prepared, or shall receive, any registered or beneficial interest in any securities or other property of Intertape Polymer Group or any of its subsidiaries.

Item 15. Additional Information

Additional information with respect to the Company, including directors’ and officers’ remuneration and indebtedness, principal holders of the Company’s securities, and securities authorized for issuance under equity compensation plans is contained in the Company’s management information circular for its most recent annual meeting of security holders that involved the election of directors.  Additional financial information is provided in the Company’s consolidated financial statements and Management’s Discussion & Analysis for the fiscal year ended December 31, 2009.  All of this information, as well as additional information, may be found on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

Item 16. Audit Committee

16.1

Audit Committee Charter

The text of the Audit Committee’s Charter is attached hereto as Exhibit “A”.

16.2

Composition of the Audit Committee

The members of the Audit Committee of Intertape Polymer Group are George J. Bunze, Allan H. Cohen, Ph.D., and Torsten Schermer.  Each of the Audit Committee members are independent and financially literate as such terms are defined by Canadian National Instrument 52-110-Audit Committees.

16.3

Relevant Education and Experience

Mr. Bunze graduated from the commerce certification CMA program at McGill University, Montreal, Québec, and is a professional accountant and Certified Management Accountant.  Mr. Bunze is the Vice-Chairman and Director and a member of the Executive Committee of Kruger Inc., one of the largest private pulp and paper companies in North America.  He also served as the Chief Financial Officer of Kruger Inc. and its various subsidiaries from 1982 to 2003.  Mr. Bunze is a Director of Stella-Jones Inc. and Chairman of its Audit Committee.  He was previously a Director of B2B Trust Inc. and Chairman of its Audit Committee.

Dr. Cohen earned a Ph.D. in physical chemistry from Northwestern University of Evanston, Illinois, an MBA from the University of Chicago, and a Bachelor’s Degree in chemistry from the State University of New York at Buffalo.  Until August 2007, Dr. Cohen was a Managing Director with First Analysis Corporation, a research driven investment organization, where he was employed for fifteen years.  He continues to act as a co-manager of the general partner of The First Analysis Private Equity Fund IV, L.P. and on the Boards of two First Analysis private equity portfolio companies, MCubed Technologies, Inc. and Kelatron Corporation.  He is also a Director of Doe and Ingalls Management LLC, Hercules Incorporated and IGI Holding Corporation.

Mr. Schermer earned a Bachelor of Arts Degree and an MBA from the University of Hamburg.  Mr. Schermer was the General Manager, Eastern Europe, of tesa tape Kft. of Budapest, Hungary.  Prior to that he was the President and Chief Executive Officer of tesa tape inc.  In 2006, Mr. Schermer founded a franchise development company.

16.4

Pre-Approval Policies and Procedures

Intertape Polymer Group’s Audit Committee pre-approves all audit engagement fees and the terms of all significant permissible non-audit services provided by independent auditors.

16.5

External Auditor Service Fees

The following table sets forth the fees billed for professional services rendered by Raymond Chabot Grant Thornton LLP, Chartered Accountants, Intertape Polymer Group’s principal auditor, for the fiscal years ended December 31, 2009 and December 31, 2008:

	Year ended December 31,
	2009	2008
Audit Fees	US$1,196,589	US$1,180,973
Audit-Related Fees	$ 129,515	$ 92,865
Tax Fees	$ 243,656	$ 264,862
All Other Fees	---	---
Total Fees	$1,569,760	$1,538,700

Audit Fees.  Audit fees were for professional services rendered for the integrated audits of Intertape Polymer Group’s consolidated financial statements and internal control over financial reporting, assisting its Audit Committee in discharging its responsibilities for the review of the Company’s interim consolidated financial statements and services that generally only the independent auditor can reasonably provide, such as consents and assistance and review of documents filed with the Securities and Exchange Commission and Canadian securities regulatory authorities.

Audit-Related Fees.  Audit-related fees were for assurance and related services that are reasonably related to the performance of the audit or review of Intertape Polymer Group’s consolidated financial statements and are not reported under Audit Fees above.  These services included consultations concerning financial accounting and reporting standards, as well as review and comment to the Company’s responses to inquiry letters received from the different securities commissions in the U.S. and Canada.

Tax Fees.  Tax fees were for tax compliance, tax advice and tax planning.  These services included the preparation of the Canadian subsidiaries’ income tax returns, assistance with questions regarding tax audits from the various taxation authorities in Canada and tax planning relating to common forms of domestic and international taxation (i.e. income tax, capital tax and excise tax).

EXHIBIT “A” to AIF

INTERTAPE POLYMER GROUP INC.

AUDIT COMMITTEE CHARTER

CHARTER

The Audit Committee of the Board of Directors (the "Board") of Intertape Polymer Group Inc. (the "Corporation") will be responsible for assisting the Board in carrying out its duties and responsibilities relating to corporate accounting policies, financial reporting and procedures, and the quality and integrity of the financial reports of the Corporation.  The external auditors are ultimately accountable to the Board and the Audit Committee, as representatives of the shareholders.  The Audit Committee, subject to any action that may be taken by the Board, shall have the ultimate authority and responsibility to select and nominate for shareholder approval, evaluate and, as deemed appropriate, recommend to the shareholders the removal of the external auditors.  The Audit Committee shall be responsible for overseeing the independence of the external auditors.

In discharging its role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Corporation.  The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Audit Committee for this purpose.

COMMITTEE MEMBERSHIP

The Audit Committee shall consist of no fewer than three directors.  The members of the Audit Committee shall meet the independence and experience requirements of the Sarbanes-Oxley Act, the New York Stock Exchange, and The Toronto Stock Exchange.

The members of the Audit Committee shall be appointed annually by the Board on the recommendation of the Nominating & Governance Committee.  Audit Committee members may be replaced by the Board.

COMMITTEE AUTHORITY AND RESPONSIBILITIES

The Audit Committee shall have the sole authority to recommend to the shareholders the appointment or replacement of the external auditors, and shall approve all audit engagement fees and terms and all significant non-audit engagements with the external auditors. The Audit Committee shall consult with management but shall not delegate these responsibilities.

The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. The Audit Committee may form and delegate authority to subcommittees when appropriate.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Corporation or the Corporation's legal counsel or external auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Audit Committee shall meet with management and the external auditors in separate executive sessions at least quarterly.

The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review the Audit Committee's own performance.

The Audit Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

1.

Review and discuss with management and the external auditors the annual audited financial statements, including disclosures made in management's discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Corporation's Form 20-F and Annual Report to Shareholders.

2.

Review and discuss with management and the external auditors the Corporation's quarterly financial statements prior to their filing and publication, including the results of the external auditors' reviews of the quarterly financial statements.

3.

Discuss with management and the external auditors significant financial reporting issues and judgments made in connection with the preparation of the Corporation's financial statements, including any significant changes in the Corporation's selection or application of accounting principles, any major issues as to the adequacy of the Corporation's internal controls, the development, selection and disclosure of critical accounting estimates, and analyses of the effect of alternative assumptions, estimates or GAAP methods on the Corporation's financial statements.

4.

Discuss with management the Corporation's earnings press releases, including the use of "pro forma" or "adjusted" non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

5.

Discuss with management and the external auditors the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Corporation's financial statements.

6.

Discuss with management the Corporation's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Corporation's risk assessment and risk management policies.

7.

Discuss with the external auditors the matters required to be discussed by auditing standards relating to the conduct of the audit.  In particular, discuss:

(a)

The adoption of, or changes to, the Corporation's significant auditing and accounting principles and practices as suggested by the external auditors or management.

(b)

The management letter provided by the external auditors and the Corporation's response to that letter.

(c)

Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, and any significant disagreements with management

Oversight of the Corporation’s Relationship with the External Auditors

8.

Review the experience and qualifications of the senior members of the external auditors’ team.

9.

Obtain and review a report from the external auditors at least annually regarding (a) the auditors' internal quality-control procedures, (b) any material issues raised by the most recent quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the external auditors and the Corporation. Evaluate the qualifications, performance and independence of the external auditors, including considering whether the auditor's quality controls are adequate and the provision of non-audit services is compatible with maintaining the auditors' independence, and taking into account the opinions of management. The Audit Committee shall present its conclusions to the Board and, if so determined by the Audit Committee, recommend that the Board take additional action to satisfy itself of the qualifications, performance and independence of the auditors.

10.

Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the lead audit partner or even the external auditing firm itself on a regular basis.

11.

Recommend to the Board policies for the Corporation's hiring of employees or former employees of the external auditors who were engaged on the Corporation's account.

12.

Determine from the audit team of the external auditors any professional matters dealt with at the national office level of the external auditors.

13.

Meet with the external auditors prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Corporation’s Internal Audit Function

14.

Review and discuss with management and the external auditors the appropriateness of having a senior internal auditing executive.

15.

If a senior internal auditing executive is appointed, review the significant reports to management prepared by the internal auditing department and management's responses.

Compliance Oversight Responsibilities

17.

Obtain from the external auditors assurance that Section 10A of the Securities Exchange Act of 1934 has been complied with.

18.

Obtain reports from management, the Corporation's senior internal auditing executive if one is appointed and the external auditors that the Corporation and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Corporation's Code of Business Conduct and Ethics. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Corporation's policies and procedures regarding compliance with applicable laws and regulations and with the Corporation's Code of Business Conduct and Ethics.

19.

Discuss with management and the external auditors any correspondence with regulators or governmental agencies and any employee complaints or published reports, which raise material issues regarding the Corporation's financial statements or accounting policies.

20.

Discuss with the Corporation's legal counsel matters that may have a material impact on the financial statements or the Corporation's compliance policies.

Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth herein, it is not the duty of the Committee to prepare the Corporation's financial statements, to plan or conduct audits of those financial statements, or to determine that those financial statements are complete and accurate and in accordance with generally accepted accounting principles in Canada or any other country.  This is the responsibility of the Corporation's management and the external auditors.  Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the external auditors or to assure compliance with applicable laws and regulations.

ORLDOCS 11753570 4